                                                                    EXHIBIT 99.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE MIDDLE DISTRICT OF TENNESSEE

                                )
                                )
IN RE:                          )
                                )
AMERICAN HOMEPATIENT,           )
    INC., ET. AL.,              )    CASE NO. 302-08915
    DEBTOR.                     )    CHAPTER 11 (JOINTLY ADMINISTERED)
                                )    HONORABLE GEORGE C. PAINE, II
                                )

                                   MEMORANDUM

                                 I. INTRODUCTION

         The issue before the court is whether to confirm American HomePatient Inc.'s (hereinafter "debtor") Second Joint Amended Chapter 11 Plan that was proposed by the debtor in conjunction with the Official Committee of Unsecured Creditors.(1) Confirmation was consensual as to all creditors except the Bank of Montreal, Administrative Agent for a group of secured lenders (hereinafter "Lenders").(2) The

--------------------
         (1)Debtor means American HomePatient, Inc., a Delaware corporation, American HomePatient, Inc., a Tennessee corporation, Designated Companies, Inc., AHP Finance, Inc., American HomePatient, Inc., American HomePatient of New York, Inc., National Medical Systems, Inc., Sound Medical Equipment, Inc., The National Medical Rentals, Inc., National I.V., Inc., American HomePatient of Arkansas, Inc., American HomePatient of Nevada, Inc., Volunteer Medical Oxygen & Hospital Equipment Co., Alleghany Respiratory Associates, Inc., American HomePatient of Illinois, Inc., American HomePatient of Texas, L.P., AHP L.P., AHP Home Medical Equipment Partnership of Texas, Colorado Home Medical Equipment Alliance, LLC, Northeast Pennsylvania Alliance, LLC, Northwest Washington Alliance, LLC, AHP Home Care Alliance of Tennessee, AHP Alliance of Columbia, AHP Knoxville Partnership, AHP Home Care Alliance of Gainesville, AHP Home Care Alliance of Virginia.

         (2) "Lenders" mean Bank of Montreal as Administrative Agent for a group of participating lenders including Allstate-AIMCO CDO Series 2000-A, Allstate Life Insurance Company, Bank of America, N.A., Bank of Montreal; Barclays Bank PLC, Bear Stearns & Co. Inc., Deutsche Bank Trust Company Americas f/k/a Bankers Trust Company; Endeavor LLC, Everest Capital Master Fund L.P., Fernwood Associates L.P.,

Lenders take a shotgun approach in their objections to confirmation, asserting that the Second Joint Amended Plan is unconfirmable based upon at least eleven grounds: (1) the plan does not comply with all applicable provisions of the Code (1129(a)(l)), specifically in that the plan improperly provides for substantive consolidation of the debtors; (2) the plan proponents do not comply with applicable provisions of the Code (1129(a)(2)); (3) the plan is not proposed in good faith (1129(a)(3)); (4) the plan does not meet the best interest of creditors test (1129(a)(7)); (5) confirmation is likely to be followed by liquidation, i.e. the plan is not feasible (1129(a)(ll)); (6) the plan improperly classifies certain classes of claims (1129(b)(l)); (7) the plan unfairly discriminates as to Class 5 (1129(b)(l)); (8) the plan is not fair and equitable because it violates the absolute priority rule (1129(b)(2)); (9) the plan is not fair and equitable because the rate of interest does not provide the Lenders with the present value of their secured claim (1129(b)(2)); (10) the plan is not fair and equitable because the interest rate on their unsecured deficiency claim is too low (1129(b)(2)); and (11) the plan is not fair and equitable in that it improperly values the Lenders' allowed secured claim (1129(b)(2)). At trial, however, the Lenders focused primarily on issues relating to interest rate, valuation, absolute priority rule, and feasibility. The court will address all issues as it assumes that the Lenders have not withdrawn their myriad objections.

         For the reasons explained more fully herein, the court orders these debtors substantively consolidated and overrules all of the Lenders' objections to confirmation. The court orders counsel for the debtor to prepare an order confirming this plan within

--------------------
General Electric Capital Corporation, California Public Employees' Retirement System (Highland), Highland Crusader Offshore Partners, L.P. (Highland); ML CBO IV (Cayman)/Protective (Highland), PAM Capital Funding, L.P. (Highland), Pamco Cayman Ltd. (Highland, HCM/Z Special Opportunities LLC a/k/a HZ Special Opportunities, LLC (Highbridge Capital), Long Lane Master Trust IV; Morgan Stanley Prime Income Trust, PPM America Special Investments Funds, L.P., Fuqua Family Fund, L.P. (Tennenbaum), Special Value Bond Fund II, LLC (Tennenbaum), Van Kampen VKM Prime Rate Income Trust, and Van Kampen Senior Income Trust.

                       2-U.S. Bankruptcy Court, M.D. Tenn.

ten (10) days of entry of this Memorandum approving confirmation of the Second Joint Amended Plan.

                             II. FACTUAL BACKGROUND

          A. GENERAL FACTUAL HISTORY

         The parties stipulated to the following background information at the confirmation hearing:

         1. On July 31, 2002, (the "Petition Date"), the Debtors filed voluntary petitions for relief under Chapter 11, Title 11, United States Code (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Middle District of Tennessee (the "Bankruptcy Court"). Pursuant to 11 U.S.C. Sections 1107(a) and 1108, the Debtors are operating their businesses and managing their property as Debtors-in-Possession.

         2. No trustee or examiner has been appointed. One official committee of unsecured creditors has been established. One official committee of equity security holders has been established.

         3. This is a core proceeding over which this Court has jurisdiction pursuant to 28 U.S.C. Sections 157(L) and 1334(b). Venue is appropriate in this Court pursuant to 28 U.S.C. Sections 1408 and 1409.

         4. Debtor American HomePatient Inc., a Delaware corporation, through its subsidiaries and affiliates has 285 retail business locations in 35 states. The Companies' corporate offices and headquarters are located in Brentwood, Tennessee. The stock of American HomePatient, Inc. is publicly-traded in the OTC market. American HomePatient, Inc. has in excess of 1,750 shareholders.

         5. As of March 7, 2003, the Companies had approximately 3,458 employees.

         6. The Companies are engaged in the business of providing home health care services and products, consisting primarily of respiratory and infusion therapies and the rental and sale of home medical equipment and home health care supplies. Most of these products and services are provided directly to the Companies' customers in their homes. As of December 31, 2002, the Companies had approximately 300,000 customers.

         7. For the year ended December 31, 2002, home respiratory services, home infusion services and home medical equipment and supplies represented 66%, 14%, and 20% of revenues, respectively. Home respiratory services include oxygen systems, nebulizers, aerosol medications and home

                       3-U.S. Bankruptcy Court, M.D. Tenn.

                  ventilators and are provided primarily to patients with severe and chronic pulmonary diseases. Home infusion services are used to administer nutrients, antibiotics and other medications to patients with medical conditions such as neurological impairments, infectious diseases or cancer. The Companies also sell and rent a variety of home medical equipment and supplies, including wheelchairs, hospital beds and ambulatory aids.

         8. The services and products provided by the Companies are paid for primarily by Medicare, Medicaid and other third-party payors on a fee-for-service basis. The Companies operate approximately 22 billing centers whose primary function is to bill and collect for the services rendered and products sold through the Companies' retail centers.

         9. All of the Companies' employees are employed by American HomePatient of Tennessee, Inc. The Companies' cash collections are deposited into separate accounts maintained for each branch. Thereafter the cash is concentrated in American HomePatient, Inc., which in turn pays all amounts due to the Companies' creditors.

         10. The Secured Lenders' credit agreement ("Credit Agreement") was drafted naming only American HomePatient, Inc. as obligor and all other entities as guarantors. The Secured Lenders claim liens in all or substantially all the assets of the Companies, including a pledge of the stock of each Debtor other than AmericanHome Patient, Inc.

         B.      HISTORY OF THE LENDER'S SECURED DEBT

         American HomePatient, Inc. was formed as a Delaware corporation in 1991. (Disclosure Statement, p. 5). The Lenders consist of a group of approximately 24 entities that loaned to the debtor throughout their relationship, and the configuration of lenders has varied significantly as demonstrated by a change in ownership of over 40% of the debt in just 2001.(3) The Lenders assert a lien on substantially all assets of the

--------------------
         (3)The make-up of the Lender group has changed significantly since the original credit facility was entered into, and subsequently amended from 1994 forward.

           LENDER                     1998         1999         2000        2001       2002
1st Chicago                           3.75         3.75         3.75
1st Union/First America              10.00        10.00        14.22
ABN Amro                              6.75         6.75         6.75
Allstate-AIMCO CDO                                                          1.02       1.02
Allstate Life Insurance Co.                                                 1.69       0.99
AmSouth                               8.75         8.75         6.22
Bank of America                      17.50        17.50        17.50

LENDER                                1998         1999         2000        2001       2002

                       4-U.S. Bankruptcy Court, M.D. Tenn.

debtor including accounts, chattel paper, inventory, equipment, instruments, general intangibles, fixtures, equity interests in subsidiaries and joint ventures, agreements,

-------------------

Bank of America Secur.                                                 4.75             7.64
Bank of Montreal               6.25        6.25        6.25            6.25             6.25
Bankers Trust/Deustche         9.25        9.25        9.25            8.52             0.01
Barclays Capital PLC                                                   3.67             4.24
BBT Fund, LP                                                            2.7
Bear Sterns                                            2.25            1.22             1.22
Citibank, NA                                           6.18
Continental Casualty Co.                               6.18
Endeavor LLC                                                                            2.43
Everest Capital Limited                                                2.87             3.56
Fernwood Associates                                                   11.47             7.91
Franklin Floating Rate Trust                                           9.17
Fuji                           3.75        3.75        3.75
Gen. Elec. Capital Corp.                                               4.05             7.77
Goldman Sachs CR PT                                                     3.5
Highbridge Capital                                                                      3.15
Highland*                                                             24.66            37.45
Long Lane Master Trust IV                                                               1.69
Morgan Stanley Prime IncTrt                                            3.38             3.38
Orix USA                                                               1.69
PNC Bank                       8.25        8.25
PPM Amer Spec. Inv. Fund                                                                3.43
RABO                           8.25        8.25        8.25
SAKURA                         1.25        1.25        1.25
Satellite Senior Inc. Fund                                             4.33
Suntrust                       8.75        8.75        8.75
Tennenbaum/Fuqua Fam.                                                                   0.11
Tennenbaum Special Value                                                                5.29
Union Bank (California)        3.75        3.75
Union Bank (Switzerland)       3.75        3.75        3.75
Van Kampen Sr. Inc. Trst.                                              0.33             2.15
Van Kampen VKM Prime                                                   0.31             0.31
WM Simon                                               1.58

EXHIBIT 48. The "snap shot" dates are 10/98, 3/99, 4/00, 11/01, 11/02 (as provided in proof of claims filed with the court). The dates of the amendments to the original credit agreements are as follows:

First Amendment to Fourth Restated Credit Agreement                            10/98
Second Amendment to Fourth Restated Credit Agreement                            3/99
Third Amendment to Fourth Restated Credit Agreement                             4/00
Fifth Amendment and Restated Credit Agreement                                5/25/01

*Highland includes the following entities: California Public Employees Retirement System (0.73%), Highland Crusader Offshore Partners (2.18%), ML CBO IV (Cayman)/ Protective (7.8%), PAM Capital Funding, LP (16.07%), and PAMCO Cayman Ltd. (10.68%).

                       5-U.S. Bankruptcy Court, M.D. Tenn.

intellectual property, and real estate owned by the Company. (Disclosure Statement, p. 30).

         Most of the debtor's secured debt was acquired between 1994 and 1998 when the debtor undertook over 100 acquisitions, mostly of branch offices. (Disclosure Statement, p. 22). During that time the credit facility increased every year, from $60 million in 1994, including two increases in 1997, hitting a peak availability of $400,000,000 in 1997. (Testimony of Joseph Furlong; Disclosure Statement, p. 22). The debtor slowed acquisitions in 1998, but during 1998, the debtor owed more than $323,000,000 to the Lenders. (Disclosure Statement, p. 22). As of the petition date, the total amount due to the Lenders under the credit facility was approximately $275.4 million.

         The debtor changed to a new management team in early 1999 consisting of Joseph F. Furlong, Chief Executive Officer, Marilyn A. O'Hara, Senior Vice President and Chief Financial Officer, and Thomas E. Mills, Chief Operating Officer. Under this team, the debtor reduced the amount owed under the credit facility to $311 million at the end of 1999, $297 million at the end of 2000, and $281 million at the 2001 year-end. (Testimony of Joseph Furlong; Disclosure Statement, p. 23). As of the petition date of July 31, 2002, the Lenders were owed in excess of $275 million under the credit facility which had a maturity date of December 31, 2002.

         C. FACTORS LEADING TO THE FILING OF BANKRUPTCY AND POST-PETITION FACTUAL BACKGROUND

         According to the debtor, multiple factors led to the filing under chapter 11, but most significant among them was the looming maturity date of December 31, 2002

                       6-U.S. Bankruptcy Court, M.D. Tenn.

under the credit facility. (Testimony of Joseph Furlong; Disclosure Statement, p. 23). Prior to the Fifth Amendment to the Restated Credit Agreement signed May 25, 2001, the debtor was facing an April 2002 maturity date. (Testimony of Joseph Furlong). The newly negotiated credit facility gave a new maturity date of December 31, 2002, and provided the Lender with an interest rate of either (the debtor's choice): (1) the LIBOR/Eurodollar rate plus 3.5% or (2) prime rate plus 2.75%, and on top of that an excess leverage charge as long as the debt exceeded four times EBITDA. The interest rate under the newly renegotiated credit facility equated to approximately 6.5%, and the debtor consistently selected the lower LIBOR rate.(4) (Testimony of Joseph Furlong; Fifth Amended Restated Credit Facility, p. 24). Critical to the debtor's downward financial spiral, were the 1997 changes in the law that reduced Medicare reimbursement rates for oxygen related services by 25%.(5) These changes decreased the debtor's pre-tax income by an estimated $24.5 million during 1998.

         When it became clear to the debtor that the maturity date of December 2002 could not be met, the debtor sought to extend the maturity date to December 2005. The Lenders refused that request, and in addition, would not provide the debtor with any revolving credit under the newly, renegotiated credit facility.(6) To stem the tide of uncertainty surrounding how the maturity date would be met, the debtor decided to file the chapter 11 petition on July 31, 2002. (Testimony of Joseph Furlong).

--------------------

         (4)Although the Lenders were entitled to the excess leverage charge, the debtor was never in default under the credit facility.

         (5)The 25% reduction became effective January 1, 1998, and an additional 5% reduction occurred on January 1, 1999.

         (6)According to the testimony of Mr. Furlong, the debtor had enjoyed revolver privileges under the previous credit facilities, but due to the current "non-bank" type make-up of the lender group (as opposed to the original traditional bank lenders) when the Fifth Amended Restated Credit Agreement was re-negotiated, no revolver provision was provided.

                      7-U.S. Bankruptcy Court, M.D. Tenn.

         Post-petition, the Lenders and debtor entered into an Agreed Order Authorizing the Use of Cash Collateral giving the debtor use of cash collateral, and requiring adequate protection payments to the Lenders in the amount of $1.6 million per month.(7) Post-petition, the debtor's business has continued uninterrupted, and the debtor's EBITDA has exceeded expectations year-to-date through October, 2002. Furthermore, the bad debt has been reduced, net patient account's receivables balances have been reduced, the number of billing centers has been reduced, consolidated cash balances are growing, and staffing levels have been reduced in certain business areas. (Testimony of Mr. Furlong).

         The debtor's proposed plan, as it relates to the Lenders proposes the following treatment:

         CLASS 2 -- SECURED CLAIMS OF LENDERS. The Class 2 Claims shall be satisfied by the Debtors' execution of a promissory note in a principal amount equal to the Lenders' Collateral Value. Such note shall be substantially in the form attached as Exhibit 1to the Plan. The note shall bear interest from the Effective Date at the Secured Claim Interest Rate; shall provide for monthly payments of interest in arrears; and shall be due and payable in full on the sixth anniversary of the Effective Date. The note shall also require principal payments as follows: (i) beginning in fiscal year 2004, principal payments equal to one-third of the Excess Cash Flow during that fiscal year; and (ii) after the Class 5 and Class 8 Claimants are paid in full, payments equal to all of the Excess Cash Flow during each fiscal year. The note may be prepaid in whole or in part at any time without penalty. The amount of each year's Excess Cash Flow payment

--------------------

The parties stipulated at the confirmation hearing as follows with respect to post-petition operations:

         14. EBITDA for 2002 was over $47 million. The Companies' cash position was $7 million on the Petition Date and is currently approximately $20 million.

         15. The Debtors have paid approximately $12.8 million in adequate protection payments to the Secured Lenders since the Petition Date.

                       8-U.S. Bankruptcy Court, M.D. Tenn.

         shall be paid in full no later than March 31, of the following year, provided that an estimated prepayment of Excess Cash Flow shall be made on September 30, 2004 and September 30 of each year thereafter. The amount of this estimated payment shall be equal to one-half of the amount of anticipated Excess Cash Flow for the fiscal year as determined by the Company in good faith after taking into account all of the Reorganized Debtors' cash on hand and anticipated cash needs during the remainder of the fiscal year. As security for payment of the note, the Class 2 Claimants shall retain all Liens held as of the Petition Date, without the need for the execution of any new financing statements or security agreements. All payments due to the Class 2 Claimants shall be paid to Bank of Montreal, as Administrative Agent.

         CLASS 5 -- UNSECURED CLAIMS OF LENDERS. Each Allowed Unsecured Claim in this Class shall be paid in full; shall bear interest from the Effective Date at the Unsecured Claim Interest Rate and shall be paid in six, equal semi-annual installments due on June 30 and December 31, provided however that the holders of the Class 5 Claims will also receive a Fro Rata payment on March 31, 2004 and on March 31, 2005. The amount of each Pro Rata Payment received by the holders of the Class 5 Claim shall reduce and be a credit against any mandatory installment payments coming due after receipt of each Pro Rata Payment. The Pro Rata Payments due on March 31, 2004 for the preceding year shall be equal to all of the Excess Cash Flow. Any Pro Rata Payment due on March 31, 2005 shall be equal to two-thirds of the Excess Cash Flow. Additionally, an estimated prepayment of the Pro Rata Payment shall be made on September 30, 2003 and September 30, 2004. The amount of this estimated payment shall be equal to one-half of the amount of the anticipated Pro Rata Payment for the fiscal year as determined by the Company in good faith after taking into account all of the Reorganized Debtors' cash on hand and anticipated cash needs during the remainder of the fiscal year. Further, the amounts due the Class 5 Claimants may be prepaid in whole or in part at any time without penalty, provided however that any prepayment must be made on a Pro Rata basis with Class 8 Claimants, any partial prepayments shall reduce and be a credit against any mandatory payments coming due after the time of the prepayment. All payments due to the Class 5 Claimants shall be paid to Bank of Montreal, as Administrative Agent. The Deficiency Claim Payment Credits shall be applied as a credit against any payments due Allowed Claimants under this Section until the Deficiency Claim Payment Credits have been reduced to zero.

Second Amended Joint Plan of Reorganization (p. 11-12, 13-14).

         The parties stipulated the following at the confirmation hearing regarding the plan and disclosure statement:

         16. On July 31, 2002, simultaneous with the filing of their voluntary petitions,

                       9-U.S. Bankruptcy Court, M.D. Tenn.

                  the Debtors filed a joint Plan of Reorganization. On January 2, 2003, the Debtors filed their Second Amended Joint Plan of Reorganization Proposed by the Debtors and The Official Unsecured Creditors Committee (the "Second Amended Plan") and Disclosure Statement for the Second Amended Plan. The Court entered an order on February 26, 2003 (the "Disclosure Statement Order") approving the Debtors' Disclosure Statement subject to certain modifications agreed on by the Parties. On February 26, 2003, the Debtors filed their First Amended Disclosure Statement for the Second Amended Plan (the "First Amended Disclosure Statement").

         17. The Debtors mailed copies of the Second Amended Plan, the First Amended Disclosure Statement, the Disclosure Statement Order and a Ballot to all creditors. Said mailing was in compliance with the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure. The Debtors' tabulation agent, Wachovia Information Consulting Group, properly counted and tabulated all ballots received. Solicitation in connection with the Second Amended Plan was appropriate and the protections afforded by 11 U.S.C. Section 1125(e) should apply to such solicitation.

         18. The Plan provides that all equity holders shall retain their equity position in American HomePatient, Inc. and the Companies shall continue operating.

         19. Impaired classes 1,3,4,7, and 8 have voted to accept the Plan. Excluding the ballots cast by the Agent and the Secured Lenders, of the in excess of one thousand (1000) ballots received, five (5) were rejections.

         20. The Secured Lenders asserted a claim against the Debtors as of the Petition Date in the aggregate principal amount of $275,395,354.88 plus letter of credit obligations of $3,350,000 plus other amounts set out in the proofs of claim filed by the Secured Lenders.

         21. Each of the 24 Secured Lenders separately filed a proof of claim in the separate bankruptcy case for each Debtor. The 24 Secured Lenders filed approximately 600 proofs of claim against the 25 Debtors.

         22. As of April 16, 2002, the Agent's records reflect that the total amount owed to the Secured Lenders is approximately $288,000,000, consisting of the principal balance of $275,395,354.88, funded letters of credits of $3,310,000, accrued interest, fees and cost of collection (through March 31, 2003) of approximately $20,670,977.07, less adequate protection payments of $12,795,414.49, all as further set out in Exhibit 102. The Agent projects this amount to increase to approximately $290,000,000 by June 30, 2003, the proposed Effective Date of the Plan. For purposes of the Confirmation Hearing only, the Debtors do not dispute amounts claimed to be owed to the Secured Lenders consisting of principal amounts and amounts that were funded for letters of credit.

         23. Each of the 24 Secured Lenders cast ballots rejecting the Plan using the form supplied by the Debtors. In addition, each of the 24 Secured Lenders submitted a separate ballot in each of the 25 cases for each Debtor rejecting the Plan. The Ballots submitted labeled with the names of each

                      10-U.S. Bankruptcy Court, M.D. Tenn.

                  Debtor separately are not included in the Ballot Tabulation results. No other creditor cast a ballot in the name of any separate Debtor.

         24.      The Agent filed an objection to confirmation of the Plan.

         25. According to the records of the Agent, the entities listed on the schedule attached hereto as Exhibit "A" were the lenders and issuers of letters of credit relevant to this matter in the principal amounts set forth on the schedule as of April 21, 2003.

(Stipulations for April 23, 2003 Confirmation Hearing, p. 3-5). It is against this backdrop, that the Lenders raise objections to confirmation.

                                 III. DISCUSSION

                 A. CONFIRMATION GENERALLY AND OBJECTIONS RAISED

         1. "CRAMDOWN" CONFIRMATION GENERALLY

         There are two conditions for a cramdown. First, all requirements of
Section 1129(a) must be met (save for the plan's acceptance by each impaired class of claims or interests, SEE 11 U.S.C. SECTION 1129(a)(8)). Critical among them are the conditions that the plan be accepted by at least one class of impaired creditors, SEE 11 U.S.C. SECTION 1129(a)(10), and satisfy the "best-interest-of-creditors" test. SEE 11 U.S.C. SECTION 1129(a)(7). Here, all impaired classes voted for the plan except for the Lenders. SEE BANK OF AMERICA NATIONAL TRUST & SAVINGS ASSOC. v. 203 NORTH LASALLE STREET P'SHIP., 526 U.S. 434, 442 (1999).

         Second, the objection of an impaired creditor class may be overridden only if "the plan does not discriminate unfairly, and is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted, the plan." SEE 11 U.S.C. SECTION 1129(b)(l). As to a dissenting class of secured creditors, the plan must provide for the creditor to retain its lien on the property for the amount of the secured claim and to receive payments that total the amount of the claim, with a present value equal to the amount of the lien. As to a dissenting class of unsecured creditors, the plan

                      11-U.S. Bankruptcy Court, M.D. Tenn.

must provide for the claim's payment in full, or alternatively, that no junior claim or interest receive any value in the property on account of its claim or interest. Thus, the undersecured creditor's unsecured claim must be paid in full before principals of the debtor can receive or retain any interest in the reorganized debtor's property on account of their ownership interest in the bankrupt debtor. SEE 11 U.S.C. SECTION 1129(b)(2)(A)(i) and (b)(2)(A)(ii).

         2. OBJECTIONS OF THE LENDERS

         The Lenders raised the following objections to confirmation: (1) the plan does not comply with all applicable provisions of the Code (1129(a)(l)), specifically in that the plan improperly provides for substantive consolidation of the debtors; (2) the plan proponents do not comply with applicable provisions of the Code (1129(a)(2)); (3) the plan is not proposed in good faith (1129(a)(3)); (4) the plan does not meet the best interest of creditors test (1129(a)(7)); (5) confirmation is likely to be followed by liquidation, i.e. the plan is not feasible (1129(a)(ll)); (6) the plan improperly classifies certain classes of claims (1122); (7) the plan unfairly discriminates as to Class 5 (1129(b)(l)); (8) the plan is not fair and equitable because it violates the absolute priority rule (1129(b)(2)); (9) the plan is not fair and equitable because the rate of interest does not provide the Lenders with the present value of their secured claim (1129(b)(2)); (10) the plan is not fair and equitable because the interest rate on their unsecured deficiency claim is too low (1129(b)(2)); and (11) the plan is not fair and equitable in that it improperly values the Lenders' allowed secured claim (1129(b)(2)). As to all other confirmation provisions, pursuant to Section 1129 and title 11, the court finds that through the uncontested testimony of Mr. Joseph Furlong, American HomePatient CEO, and Thomas Mills, COO, the debtor has met its burden of proof to establish that the Joint Second Amended Plan is confirmable. Accordingly, the court will address each

                      12-U.S. Bankruptcy Court, M.D. Tenn.

of the Lender's objections to determine if this Plan is otherwise confirmable.(8)

         B.       1129(a)(l) (SUBSTANTIVE CONSOLIDATION OBJECTIONS)

         Section 1129(a)(l) requires that "[t]he Plan complies with all applicable provisions of this title. The Lenders contend that the plan does not comply with all applicable provisions of the title because the plan calls for substantive consolidation. The Lenders posit that because substantive consolidation is prohibited under the law and is improper in this case, the plan is unconfirmable pursuant to Section 1129(a)(l). The Lenders objections are as follows: (1) the court does not have the authority to substantively consolidate;
(2) the assets and liabilities of the debtors can be easily segregated; (3) substantive consolidation will eliminate the rights of the Lenders to recover from the assets of the subsidiary debtors; and (4) the debtor's basis for consolidation is to eliminate potential classification and voting problems, and is therefore improper.

         The plan calls for substantive consolidation of all of the debtor entities. The specific plan provisions regarding substantive consolidation provide:

                                   ARTICLE VI
                           SUBSTANTIVE CONSOLIDATION

         The Confirmation of the Plan shall effect the substantive consolidation of the Debtors as follows:

         (a) The assets of the Debtors shall be treated as a single consolidated estate;

         (b) A Claim against any one of the Debtors shall be treated as a single claim against the consolidated estate;

-----------------------

         (8)The Lenders did not provide any testimony whatsoever to support their objection to confirmation on the basis of 1129(a)(3)'s good faith requirement at the confirmation hearing. Accordingly, the court finds that this provision has likewise been satisfied.

                      13-U.S. Bankruptcy Court, M.D. Tenn.

         (c) All intercompany claims between and among the Debtors are eliminated for purposes of this Plan so that such claims shall not be classified, will not vote and will not receive any distribution under this Plan.

         (d) All claims filed by the same Creditor against more than one Debtor are eliminated to the extent that such claims are duplicate claims;

         (e) The separate corporate structures of the Debtors shall continue.

(Second Amended Joint Plan of Reorganization, p. 15). The debtors argue that substantive consolidation is necessary because it is consistent with the way the company does business, and it is also in the best interest of creditors.

         Substantive consolidation in bankruptcy is a process by which the assets and liabilities of different entities are consolidated and treated as a single entity. The consolidated assets create a single fund from which all of the claims against the consolidated debtors are satisfied. The Lenders argue that in light of the United States Supreme Court's ruling in GRUPO MEXICANO DE DESARROLLO, S.A. v. ALLIANCE BOND FUND, INC., 527 U.S. 308 (1999), that the court may not have the authority to order substantive consolidation. The court disagrees.

         In GRUPO MEXICANO, the Supreme Court held that federal courts do not have authority to grant provisional remedies pursuant to Fed.R.Civ.P. 65 to potential creditors who have not received judgments against a defendant. 527 U.S. at 333. ("Because such a remedy was historically unavailable from the court of equity, we hold that the District Court had no authority to issue a preliminary injunction preventing petitioners from disposing of their assets pending adjudication of respondents' contract claim for money damages."). Nothing about GRUPO MEXICANO bars this court from authorizing substantive consolidation where appropriate. SEE e.g., IN RE STONE & WEBSTER, INC. 286 B.R. 532 (Bank. D. Del. 2002). The Bankruptcy Court for the District of Delaware

                      14-U.S. Bankruptcy Court, M.D. Tenn.

aptly reasoned:

         The remedy of substantive consolidation was recognized by the Supreme Court as early as 1941. SEE SAMPSELL v. IMPERIAL PAPER & COLOR CORP., 313 U.S. 215 (1941) (in upholding consolidation, noting that "power of the bankruptcy court to subordinate claims or to adjudicate equities arising out of the relationship between the several creditors is complete"). Moreover, its roots extend to at least as far back as the Bankruptcy Act of 1898, and nothing in the Bankruptcy Code or case law suggests that the remedy is not available today. IN RE BONHAM. 229 F.3d 750, 765 (9th Cir. 2000) ("[E]ven though substantive consolidation was not codified in the statutory overhaul of bankruptcy law in 1978, the equitable power undoubtedly survived enactment of the Bankruptcy Code. No case has held to the contrary.").

ID. at 538. This court finds that the GRUPO MEXICANO decision does not limit this court's authority to order substantive consolidation when such remedy is warranted.

         In exercising its equitable discretion, a bankruptcy court may consolidate cases involving related debtors. 11 U.S.C. Sections 105, 302(b); Fed. R. Bankr.P. 1015(b). "Substantive consolidation is employed in cases where the interrelationships of the debtors are hopelessly obscured and the time and expense necessary to attempt to unscramble them is so substantial as to threaten the realization of any net assets for all of the creditors." FIRST NAT'L BANK OF BARNESVILLE v. RAFOTH (IN RE BAKER & GETTY FIN. SERVS.), 974 F.2d 712, 720 (6th Cir. 1992) (quoting EVANS TEMPLE CHURCH OF GOD IN CHRIST & COMMUNITY CTR., INC.
v. CARNEGIE BODY CO. (IN RE EVANS TEMPLE CHURCH OF GOD IN CHRIST & COMMUNITY CTR., INC.), 55 B.R. 976, 981 (Bankr. N.D. Ohio 1986)).(9) Implicit in this decision is the conclusion that the benefit--

---------------------------

         (9) The analysis is highly fact-specific in every case. SEE FDIC v. COLONIAL REALTY CO., 966 F.2d 57 (2nd Cir. 1992) (substantive consolidation analysis requires "a searching review of the record, on a case-by-case basis"). Some of the factors developed by the courts are similar to the factors that would be considered in determining whether to pierce the corporate veil of a corporation and hold shareholders liable for the corporation's debts. These include:

         1. Parent corporation owns all or a majority of the stock of the subsidiary.

         2.       Parent and subsidiary have common officers and directors.

                      15-U.S. Bankruptcy Court, M.D. Tenn.

protection of the possible realization of any recovery for the majority of unsecured creditors--outweighs the potential harm to any particular creditor. ID. Thus, when substantive consolidation is ordered, there is, in effect, a determination that the circumstances of the cases warrant consolidation and that the best interests of the unsecured creditors are served by joining the assets and liabilities of two or more debtors. ID. In this case, the Official Committee of Unsecured Creditors co-proposed consolidation, and the testimony and other proof overwhelmingly establishes that substantive consolidation is not only appropriate but necessary for the efficient reorganization.

----------------------

         3.       Parent finances the subsidiary.

         4.       Parent is responsible for incorporation of the subsidiary.

         5.       Subsidiary has grossly inadequate capital.

         6.       Parent pays salaries, expenses or losses of subsidiary.

         7. Subsidiary has substantially no business except with the parent.

         8. Subsidiary has essentially no assets except for those conveyed by the parent.

         9. Parent refers to subsidiary as department or division of parent.

         10. Directors or officers of subsidiary do not act in interests of the subsidiary, but take directions from the parent.

         11. Formal legal requirements of the subsidiary as a separate and independent corporation are not observed.

SEE IN RE GULFCO, 593 F.2d 921 (10th Cir. 1979); IN RE TUREAUD, 45 B.R. 658, 662 (Bankr. N.D. Okla. 1985), AFF'D, HELLER v. LANGENKAMP (IN RE TUREAUD), 59 B.R. 973 (N.D. Okla. 1986); IN RE AFFILIATED FOODS, INC. 249 B.R. 770, 776 (Bankr. W.D. Mo. 2000) (listing factors).

         Many of the above listed factors are present in this case. SEE e.g.,
EXHIBIT 23 (showing corporate structure); EXHIBIT 26 (showing employee numbers as of 3/7/03).

                      16-U.S. Bankruptcy Court, M.D. Tenn.

         Mr. Furlong and Mr. Mills testified very credibly and convincingly as to the need for substantive consolidation in this case. Those reasons included:
(1) all of the company's cash is concentrated on the parent level which in turn pays all amounts due to the company's creditors; (2) the officers and directors of the subsidiaries are the same; (3) all subsidiaries are fully owned; (4) all contracts are entered into at the parent level; (5) all employees are hired and paid at the parent level; (6) financial tax statements and tax returns are done on a consolidated basis;(10) (7) the senior secured debt holders named only the parent company as obligor on the credit facility (with subsidiaries as guarantors); (8) the senior secured debt holders required only consolidated reporting in the past; and (9) substantive consolidation is consistent with the overall business operations of the debtor. Their testimony was credible, uncontradicted, and persuasive.

         The court finds no attempt by the debtor to manipulate or otherwise gerrymander votes by substantively consolidating these cases. To the contrary, the court finds extremely credible Mr. Furlong's testimony that the debtor believes, in its best business judgment, that substantive consolidation will return the most to all creditors by pooling the assets and liabilities.(11) The court therefore overrules the Lenders' objections pursuant to 11 U.S.C. Section 1129(a)(l), and orders that these debtors be substantively consolidated pursuant to the Second Amended Joint Plan.

-----------------------

         (10) The Lenders suggested that because the debtors are separate legal entities, have filed separate state tax returns and financial statements, engage in separate reporting to Medicare and Medicaid, and because assets and liabilities can be separated, that substantive consolidation is not appropriate. The court disagrees since this is done solely for tax reasons.

         (11) The Lenders also argue that substantive consolidation is inappropriate because the debtor failed to perform any analysis of the return to creditors without substantive consolidation. The court will address these concerns in the "best interest of creditors" analysis contained herein.

                      17-U.S. Bankruptcy Court, M.D. Tenn.

         C.      SECTION 1129(a)(2)

         Section 1129(a)(2) requires that: "[t]he proponent of the plan complies with the applicable provisions of the title. The Lenders' specific objection relates to the debtor's failure to complete Schedules and Statements of Financial Affairs beyond referencing the parent company's Schedules and Statements of Financial Affairs.

         The court overrules this objection in light of the substantive consolidation of these debtors and the lack of prejudice to any party.

         D.      SECTION 1129(a)(7) "BEST INTEREST OF CREDITORS" TEST

         Section 1129(a)(7) requires:

         (7) With respect to each impaired class of claims or interests--

                  (A) each holder of a claim or interest of such class--

                           (i) has accepted the plan; or

                           (ii) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of this title on such date;

11 U.S.C. Section 1129(a)(7). In summary, the court must compare what the Lenders would receive upon liquidation to what it will receive under the plan. The proponent of the plan bears the burden of proof to show that this requirement is satisfied. SEE IN RE THE LANDING ASSOCS. LTD., 157 B.R. 791, 818 (Bankr. W.D. Tex. 1993); IN RE FUTURE ENERGY CORP., 83 B.R. 470, 489 (Bankr. S.D. Ohio 1988).

         The debtor's experts and Mr. Furlong testified that the return to unsecured creditors would likely be less if the case were converted and liquidated in chapter 7. The

                      18-U.S. Bankruptcy Court, M.D. Tenn.

likely recovery to unsecured creditors in chapter 7 would be reduced, at least in part, because: (1) significant additional administrative expenses would be incurred by such things as the hiring of new professionals; (2) a chapter 7 trustee would be required to expend additional time to "get up to speed" on this case; (3) because the Lenders have a lien on substantially all of the debtor's assets, all proceeds would be paid to the Lenders except the $18,000,000 set aside in the cash collateral order to be paid to unsecured creditors; (4) conversion would likely result in the discontinuation of the company's business operations and destroy the current enterprise value of the business; and (5) conversion would most likely result in a further delay in payment to creditors thereby reducing the return to creditors.

         The court finds that the debtor satisfied its burden of proof to show that the best interest of creditors test has been met. Although the Lenders assert that they would work with a chapter 7 trustee to sell the debtor's business as a going concern, the court finds that the debtor's proof of the many potential uncertainties following conversion would reduce any potential return to creditors. Because the debtor is proposing a 100% payment to all creditors and recovery in a chapter 7 is unknown or at the very least more speculative in this case, the court finds that this plan satisfies 1129(a)(7).(12)

----------------------

         (12)The Lenders suggested that because no analysis occurred comparing the return to creditors without substantive consolidation, the plan does not meet the best interest of creditors test or is otherwise unconfirmable. The court has found that substantive consolidation is appropriate, and does not find that the absence of a specific analysis about the effect of substantive consolidation within the context of the best interest of creditors test precludes confirmation. The court found substantive consolidation appropriate after balancing the benefits and prejudices to all parties, and therefore determined the recovery to creditors is more favorable under the proposed plan with substantive consolidation than without substantive consolidation or a liquidation.

                      19-U.S. Bankruptcy Court, M.D. Tenn.

          E.       IMPROPER CLASSIFICATION

         The Lenders argue in their written objection to confirmation that the separate classification of Class 5 and Class 8 creditors is inappropriate and violates section 1122. Class 5 is the unsecured, deficiency claim of the Lenders, and Class 8 is the general unsecured claims. This court has held on numerous occasions that separate classification of unsecured claims with dissimilar interests is permissible. Classification of unsecured claims is measured by a flexible standard in the Sixth Circuit. SEE TEAMSTERS NAT'L FREIGHT INDUS. NEGOTIATING COMM. v. U.S. TRUCK CO. (IN RE U.S. TRUCK), 800 F.2d 581,586-87 (6th Cir. 1986); BUSTOP SHELTERS OF LOUISVILLE, INC. v. CLASSIC HOMES, INC., 914 F.2d 810,813 (6th Cir. 1990) (claim discrimination questions are committed to the bankruptcy court's discretion, reviewable only upon evidence of its abuse); IN RE AZTEC, 107 B.R. 585, 587 (Bankr. M.D. Tenn.1989); IN RE CREEKSTONE APARTMENTS ASSOCIATES, L.P. 1995 WL 588904, (M.D.Tenn. 1995). SEE ALSO IN RE JERSEY CITY MEDICAL CTR., 817 F.2d 1055, 1061 (3rd Cir. 1987); HANSON v. FIRST BANK OF SOUTH DAKOTA, 828 F.2d 1310, 1313 (8th Cir. 1987); IN RE MORTGAGE INV. CO. OF EL PASO, 111 B.R. 604, 613 (Bankr. W.D. Tex. 1990). BUT SEE PHOENIX MUT. LIFE INS. CO. v. GREPSTONE III JOINT VENTURE (IN RE GREPSTONE III JOINT VENTURE), 948 F.2d 134,137-41 (5th Cir. 1991), VACATED IN PART ON REH'G PER CURIAM (1992). Although abuse of the voting process through "creative" classification is prohibited, separate classification of unsecured claims with dissimilar attributes or interests is allowed. U.S. TRUCK, 800 F.2d at 586-87.

         The Lenders' objection pursuant to 11 U.S.C. Section 1122 is overruled.

          F.       SECTION 1129(b)- UNFAIR DISCRIMINATION

          The Lenders' also object that the plan unfairly discriminates by providing for

                      20-U.S. Bankruptcy Court, M.D. Tenn.

separate payment schedules for Class 5 and Class 8 Claims. The Lenders contend that because the general trade creditors are getting paid more quickly than the deficiency unsecured claim, the plan unfairly discriminates. As noted by Judge Keith M. Lundin in IN RE AZTEC CO., 107 B.R. 585 (Bankr. M.D. Tenn.1989) and IN RE CREEKSIDE LANDING, LTD., 140 B.R. 713 (Bankr. M.D. Tenn. 1992), the Code permits discrimination, and prohibits only "unfair" discrimination.

         Four factors commonly utilized in the determination of whether the discrimination is unfair are as follows: (1) whether the discrimination is supported by a reasonable basis, (2) whether the debtor can confirm and consummate a plan without the discrimination, (3) whether the discrimination is proposed in good faith, and (4) the treatment of the classes discriminated against. AZTEC, 107 B.R. at 589.

         After considering these factors, the court concludes that the plan does not unfairly discriminate against the Class 5 unsecured deficiency claim of the Lenders. The trade debt being paid faster is supported by the reasonable basis of continued good relations with the trade creditors, and the court finds the payment scheme is proposed in good faith.(13) Finally, the debtor is proposing a 100% payment to both Class 5 and Class 8 and the court cannot find that slower payment of the 100% plan amounts to unfair discrimination.

-----------------------------

         (13) The Lenders objected to the admission of the testimony of Mr. Patrick Daugherty stating that his Lender (the Highland entities) acquired their total debt position at a discount of approximately $0.81 on the dollar. The court overruled that objection and allowed Mr. Daugherty to testify. The court found Mr. Daugherty's testimony to be highly credible. He testified as to the character of the Lender group's deficiency claim, and his testimony served as a guidepost to establish that the character of the Lenders' debt is clearly different from the general unsecured trade debt. This difference is further rationalization for differing payment schedules. The discount purchase of the debt, while relevant to show the differing character of claims, is not relevant to this court's decision to ultimately confirm or deny this chapter 11 plan.

                      21-U.S. Bankruptcy Court, M.D. Tenn.

         The court overrules the Lenders' objections that the plan unfairly discriminates.

          G.      FEASIBILITY

         Section 1129(a)(11) requires:

         Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed by the plan.

11 U.S.C. Section 1129(a)(11). The Lenders argue that the debtor's plan is not feasible IF the Lenders' allowed secured claim is $290,000,000 rather than the $250,000,000 actually proposed by the Second Joint Amended Plan. The debtor offered proof as to the feasibility of the plan proposing a $250,000,000 note to the Lenders, and the court will therefore only rule on the feasibility of the plan proposed.

         The primary thrust of the Lenders' feasibility objection is that the debtor's excess leverage is so outrageously high that there is no reasonable possibility of success pursuant to the plan. The debtor contends that given the restructured and reorganized operations within the business, the financial projections going forward are more than sufficient to handle the Lenders' claim, and that the plan is a realistic prospect for the successful reorganization of the business.

         In IN RE MALLARD POND, 217 B.R. 782 (Bankr. M.D. Tenn. 1997) the Court set forth several factors to consider in determining feasibility:

         The test for feasibility entails an examination of several factors: (1) the adequacy of the [debtor's] capital structure; (2) the earning power of the [debtor's] business; (3) economic conditions [that the debtor will face during the plan period]; (4) the ability of [the debtor's present] management; (5) the probability of the continuation of the same management; and (6) any other related matter which determines the prospects of a sufficiently successful operation to enable performance of the provisions of the plan.

                      22-U.S. Bankruptcy Court, M.D. Tenn.

217 B.R. at 785 (quoting TEAMSTERS NAT'L FREIGHT INDUS. NEGOTIATING COMM. v. U.S. TRUCK CO., INC. (IN RE U.S. TRUCK CO., INC.), 800 F.2d at 589 (6th Cir.
1986)). SEE ALSO IN RE RACK ENG'G CO., 200 B.R. 302, 305 (Bankr. W.D. Pa. 1996).
As plan proponent, the debtor must prove the feasibility of the plan by a preponderance of the evidence. DANNY THOMAS PROP. II LTD. P'SHIP v. BEAL BANK, S.S.B. (IN RE DANNY THOMAS PROP. II LTD. P'SHIP), 241 F.3d 959, 963 (8th Cir.
2001); FINANCIAL SEC. ASSURANCE INC. v. T-H NEW ORLEANS LTD. P'SHIP (IN RE T-H NEW ORLEANS LTD. P'SHIP), 116 F.3d 790, 801 (5th Cir. 1997).

         The proponent of a plan of reorganization does not need to guarantee success, "but a court cannot confirm a visionary scheme that promises creditors more than the debtor can possibly attain after confirmation, 'notwithstanding the proponent's sincerity, honesty and willingness to make a best efforts attempt to perform according to the terms of the plan.'" IN RE MALLARD POND, 217 B.R. 782, 785 (quoting IN RE RACK ENG'G CO., 200 B.R. 302,305); IN RE RIDGEWOOD APARTMENTS OF DEKALB COUNTY, LTD., 183 B.R. 784, 789 (Bankr. S.D. Ohio 1995) (does not require proof that meeting economic projections is certain, but financial projections must be based on realistic and reasonable assumptions capable of being met); IN RE IPC ATLANTA LTD. P'SHIP, 142 B.R. 547, 559-60 (Bankr. N.D. Ga. 1992) (Code does not require guarantee of successful reorganization, but the plan must offer a reasonable prospect of success); IN RE LAKESIDE GLOBAL II, LTD., 116 B.R. 499, 507-8 (Bankr. S.D. Tex. 1989) ("when financial realities do not support the projections or where the proponents' projections are unreasonable, the plan should not be confirmed").

         Mr. Furlong provided truthful and extremely credible information about efforts made by the company to restructure its operations. He testified that:
(1) the company

                      23-U.S. Bankruptcy Court, M.D. Tenn.

has consolidated its billing centers (22 currently); (2) reduced the debt to the Lenders from a high of $400,000,000 to approximately $275,000,000 as of the petition date; (3) sold certain non-strategic assets post-petition that were not income-producing; (4) has, post-petition, built-up cash reserves; (5) has reduced accounts receivables by better collections; (6) improved DSO (Days Sales Outstanding); (7) lowered bad debt; and (8) met and exceeded post-petition financial goals. According to Mr. Furlong's testimony, the current management team has created stabilized revenues, improved margins, and instituted a solid corporate structure.

         Specifically, with respect to the financial performance, debtor's
Exhibit 6 demonstrates the recent financial improvements:

              AMERICAN HOMEPATIENT FINANCIAL HIGHLIGHTS (Millions)*

                                12/31/99           12/31/00        12/31/01         12/31/02**
REVENUE                         $357,580           $363,372       $ 352,501          $319,797
EDITDAR                         $ 29,525           $  48001       $  50,147          $ 48,326
CASH                            $ 28,123           $ 12,081       $   9,159          $ 22,894
ACCOUNTS RECEIVABLE             $ 75,200           $ 74,500       $  60,117          $ 55,437
BANK DEBT                       $311,165           $296,608       $ 283,508          $274,500
DSO                                   81                 76              67                61
BAD DEBT EXPENSE                $ 35,729           $ 23,450       $  15,813          $ 11,437
BAD DEBT EXPENSE (%)                  10%               6.5%            4.5%              3.6%

--------------------
* Actual results, revenue, and EBITDAR have not been adjusted to reflect asset sales. Revenues associated with asset sales occurring in 2001 and 2002 impacted revenues by $33,190,000.

** Includes all reclassification adjustments made for financial reporting purposes.

Exhibit 6 substantiates Mr. Furlong's testimony about the stabilization and growth of the business.

         Mr. Thomas Mills, Chief Operating Officer, outlined some of the operational changes that have occurred at the debtor and the prospects going forward. He gave highly credible testimony that prospectively the changes at the company would amount to a successful chapter 11 reorganization. His testimony outlined such changes as: (1)

                      24-U.S. Bankruptcy Court, M.D. Tenn.

restructured sales force (reduction in overall size); (2) a more trained, focused, and knowledgeable sales staff; (3) a two-week training program to initiate new sales staff, plus continuing sales education yearly; (4) sales staff numbers are growing; and (5) significant improvements in the billing practices and efficiency. Mr. Mills explained that the debtor, in conjunction with its financial professionals, has developed workable financial models to help control capital spending and growth assumptions. According to Mr. Mill's testimony, the debtor has exceeded its financial models.

         The financial projections of the debtor for the future are realistic and attainable according to the testimony of Mr. Furlong. Exhibit 22, summarized in part here, sets forth the debtor's financial projections:

                          1999A     2000A     2001A     2002A     2003P     2004P     2005P     2006P     2007P     2008P
REVENUE                  322,250   313,409   317,233   324,387   335,439   349,892   365,232   381,554   398,922   417,410
% GROWTH                 n/a          -2.7%      1.2%      2.3%      3.4%      4.3%      4.4%      4.5%      4.6%      4.6%

EBITDA                    48,842    44,103    48,608    48,477    47,366    53,865    62,000    67,240    72,995    79,308
% MARGIN                    15.2      14.1      15.3      14.9      14.1      15.4      17.0      17.6      18.3      19.0

 CAP. EXPENDS.                               (19,629)  (27,132)  (23,386)  (25,260)  (27,244)  (29,350)  (31,586)  (33,960)
 WORK CAP. CHANGES                             1,660    14,753     7,990     3,986    (1,267)   (1,178)   (1,256)   (1,339)
 RESTR. & SETTLMT. EXP                             -    (6,135)   (2,606)   (1,000)   (1,000)   (2,000)        -         -
 OTHER*                                        8,573     4,990      (278)     (400)     (400)     (400)   (8,283)  (14,683)

CASH AVAILABLE FOR DEBT
 SERVICE                                      39,212    34,773    29.086    31,192    32,089    34,311    31,871    29,327

CASH INTEREST
 EXISTING DEBT                               (27,386)  (11,869)      (56)      (49)      (49)      (49)      (49)      (49)
 BANK DEBT                                                        (8,231)  (16,339)  (15,662)  (14,542)  (13,156)  (12,025)
 DEFICIENCY                                                         (302)     (190)        -         -         -         -
 UNSEC. TRADE DEBT                                                  (535)

CASH AVAILABLE FOR DEBT
 AMORT.                                       11,826    22,904    19,962    14,614    16,378    19,721    18,666    17,254

DEBT SUMMARY
 EXISTING DEBT                               283,695   272,781     2,026     2,026     2,026     2,026     2,026     2,026
 BANK DEBT                                         -         -   250,000   242,387   226,009   206,288   187,622   170,368
 DEFICIENCY                                        -         -     7,001         -         -         -         -         -
 UNSEC. TRADE DEBT                                 -         -         -         -         -         -         -         -
 TOTAL DEBT                                  283,695   272,781   259,027   244,413   228,035   208,314   189,648   172,394

CASH BALANCE                                   9,129    22,827     7,000     7,000     7,000     7,000     7,000     7,000

                      25-U.S. Bankruptcy Court, M.D. Tenn.

                                    1999A   2000A     2001A     2002A     2003P     2004P     2005P     2006P     2007P     2008P
MANDATORY DEBT AMORT. EXIST DEBT                     (16,342)   (6,240)   (9,600)        -         -         -         -         -
MANDATORY DEBT AMORT. DEFICIENCY                           -         -         -         -         -         -         -         -
MANDATORY DEBT AMORT. UNSC.TRADE                           -         -    (3,285)        -         -         -         -         -
CASH FLOW SWEEP-UNSEC. TRADE                               -         -    (4,104)   (7,001)        -         -         -         -
CASH FLOW SWEEP-BANK DEBT                                  -         -         -    (7,613)  (16,378)  (19,721)  (18,666)  (17,254)

TOTAL AMORTIZATION                                   (16,342)   (6,240)  (33,411)  (14,614)  (16,378)  (19,721)  (18,666)  (17,254)

KEY RATIOS
TOTAL DEBL/LTM EBITDA                                   5.84X     5.63X     5.47X     4.54X     3.68X     3.10X     2.60X     2.17X
EBITDA/CASH INT. EXP.                                   1.77X     4.08X     5.19X     3.25X     3.95X     4.61X     5.53X     6.57X
EBITDA-CAPEX/CASH INT. EXP.                             1.06X     1.80X     2.63X     1.73X     2.21X     2.60X     3.14X     3.76X
EBITDA- CAPEX/
      CASH INT. EXP + MAND. DEBT                        .066X     1.18X     1.93X     1.73X     2.21X     2.60X     3.14X     3.76X
DAYS SALES OUTSTANDING (DSO)                          74 DAYS    62 DAYS  60 DAYS   55 DAYS   55 DAYS   55 DAYS   55 DAYS   55 DAYS

-------------------
* Other includes taxes, equity in earnings, minority interest, proceeds from sale of centers, distributions, proceeds from exercise of stock options, and deferred financing costs.

         Mr. Furlong's testimony indicated that the projections are reasonable and realistic as such projections are only slightly better than the debtor's recent past performance.(14) Mr. Furlong testified that he was comfortable with the projections because the business is building steam and has strong growth potential in the future. According to Mr. Furlong, the debtor will be able to meet the reasonable financial projections under the proposed plan. Mr. David Sower, Treasurer of the debtor, likewise agreed. He testified credibly that the cash projections were very promising, and that the debtor will most likely meet or exceed all financial goals. Their testimony as to feasibility of the actual, hard numbers of the projections was unrebutted.

         The Lenders do not quibble with the attainability of the financial projections of the debtor. Instead, they contend, that given the highly leveraged nature of the debtor's operations, and the $290,000,000 owed to the senior secured debt holders, that the debtor cannot generate enough cash to service the debt or pay down the principal. On

------------------
         (14) Mr. Furlong explained that the debtor has even exceeded immediate past projections lending further credence to the realistic future financial projections.

                      26-U.S. Bankruptcy Court, M.D. Tenn.

these financial projections, the Lenders are correct if it is assumed that the Lenders secured debt is $290,000,000 and the interest rate to be paid is in excess of 12%. However, on the financial projections of the debtor in light of a $250,000,000 secured debt, at an approximately 6.85% interest rate, the debtor's plan is not only feasible, but reasonable.

         The court, therefore, overrules the Lender's objection as to feasibility.

         H. SECTION 1129(b) - FAIR AND EQUITABLE (VALUATION)

         The Lenders believe that the going concern present value of the debtor's business is in excess of $300,000,000, not the $250,000,000 proposed in the debtor's plan. Both the debtor and the Lenders relied upon the testimony of expert witnesses to establish the proper valuation of the debtor's assets, and thus the secured portion of the Lenders' claim. Patrick Hurst(15) testified extremely credibly on behalf of the debtor, reaching the conclusion that the debtor's enterprise value fell between the range of $235,000,000 to $275,000,000. The Lenders called Mr. Gerald Benjamin(16) and

------------------

         (15) Patrick Hurst is the National Director of the Healthcare Investment Banking Group and Managing Director in the Chicago office of Houlihan Lokey Howard & Zukin. According to his Curriculum Vitae, (Exhibit 53), he has managed a wide variety of corporate finance and financial restructuring engagements in the healthcare industry. He has been involved in numerous transactions involving nursing homes, hospitals, managed care companies, home care agencies and other healthcare providers as well as medical product manufacturers. He is also involved in the firm's investment banking activities including private placements of debt and equity capital and structuring shareholder liquidity and other recapitalization transactions. Prior to his position with Houlihan Lokey Howard & Zukin, Mr. Hurst was a manager with Ernst & Young where he worked in valuations and bankruptcy groups. He was responsible for development of engagements at Arthur Young. Engagements included business enterprise and intellectual property valuations, workouts, preparations of plans of reorganization, liquidation and pre-acquisition feasibility analyses, and he also served as a Senior Consultant with Peterson & Company, Consulting.

         (16) Gerald R. Benjamin serves as a Managing Director with Casas, Benjamin & White (LLC) were he directs the activities of the firm s Atlanta office, along with leading the firm's Distressed Mergers and Acquisitions Advisory Group. He is a certified public

                      27-U.S. Bankruptcy Court, M.D. Tenn.

Thomas C. Wylly(17), both of whom decided that the correct valuation of the debtor and its assets is between $300,000,000 and $320,000,000. Given the differing valuation opinions of the experts, this court undertakes the task of considering all the competent evidence offered and to weigh such accordingly.

                      1. VALUATION METHODOLOGIES GENERALLY

         "The valuation of property is an inexact science and whatever method is used will only be an approximation and variance of opinion by two individuals does not establish a mistake in either." BOYLE v. WELLS (IN RE GUSTAV SCHAEFER CO.), 103 F.2d 237,242 (6th Cir.1939); SEE ALSO RUSHTON v. COMMISSIONER, 498 F.2d 88,95 (5th Cir. 1974) ("Valuation outside the actual market place is inherently inexact."); IN RE MONTGOMERY COURT APARTMENTS OF INGHAM COUNTY, LTD., 141 B.R. 324, 337 (Bankr. S.D. Ohio 1992) ("Valuations of real property, like projections of income and expenses, are

-----------------------

accountant, and has twenty years of forensic accounting, principal investing, corporate finance, restructuring and litigation support experience. Prior to joining Casas, Benjamin & White, he co-founded and served as CEO of Premier HeathCare. Inc., a healthcare services venture management and development firm. Prior to that Mr. Benjamin served as Managing Partner and Director of Corporate Finance for Williams, Benjamin, Benator & Libby, a 60-person Atlanta based CPA firm which Mr. Benjamin co-founded in 1982. He began his career as senior accountant at Ernst & Young in Atlanta. He has initiated, structured, and orchestrated in excess of $5 billion of merger, acquisition and corporate finance transactions.

         (17) Thomas C. Wylly is a member of Brentwood Capital Advisors, a financial firm specializing in providing private placement and financial advisory services to middle-market companies. Prior to joining Brentwood Capital Advisors, Mr. Wylly served as the Co-Head of the Corporate Finance Department of J.C. Bradford & Company, the South's leading independent investment bank until its acquisition by Paine Webber in June 2000. Mr. Wylly was also a member of J.C. Bradford's Commitment Committee. Mr. Wylly directed over $4 billion in financings and merger assignments for emerging growth companies and firms executing consolidation strategies primarily in the Healthcare services, business services, staffing and technology industries. In addition, Mr. Wylly organized, directed and served as lead presenter in seventeen workshops addressing over 500 private companies on the IPO and capital raising process. Prior to joining J.C. Bradford, Mr. Wylly was with Wachovia Bank and Trust as a Corporate Banking Officer responsible for middle and eastern Tennessee.

                      28-U.S. Bankruptcy Court, M.D. Tenn.

inherently imprecise. Opinions realistically may differ, depending upon the method of valuation used and the nature of assumptions adopted."); IN RE JONES, 5 B.R. 736, 738 (Bankr. E.D. Va. 1980) ("True value is an elusive Pimpernel.").

         Because the valuation process often involves the analysis of conflicting appraisal testimony, a court must necessarily assign weight to the opinion testimony received based on its view of the qualifications and credibility of the parties' expert witnesses. SEE IN RE COATES, 180 B.R. 110,112 (Bankr. D.S.C. 1995) ("The valuation process is not an exact science, and the court must allocate varying degrees of weight depending upon the court's opinion of the credibility of ... [the appraisal] evidence."). As noted by the Bankruptcy Court for the Southern District of Ohio in IN RE SMITH 267 B.R. 568, 572-573 (Bankr. S.D. Ohio 2001), when "weighing conflicting appraisal testimony, courts generally evaluate a number of factors, including:... the appraiser's education, training, experience, familiarity with the subject of the appraisal, manner of conducting the appraisal, testimony on direct examination, testimony on cross-examination, and overall ability to substantiate the basis for the valuation presented." ID. (internal citations omitted). A bankruptcy court is not bound to accept the values contained in the parties' appraisals; rather, it may form its own opinion considering the appraisals and expert testimony. ID. at 573; SEE, E.G., IN RE ABRUZZO, 249 B.R. 78, 86 (Bankr. E.D. Pa. 2000) ("I am left to some extent with the proverbial battle of the appraisers. Finding merit to both their positions, the only conclusion I can reach is to find some value in between.")

         In this case, the methodologies employed for valuation of the debtor and its assets are the same. The three generally accepted approaches are the:
(1) Market Comparison Approach; (2) Comparable Transaction Approach; and (3) Discounted Cash Flow Approach. The court's role is to compare the application of these generally accepted approaches by these experts and to determine the most accurate valuation of the debtor

                      29-U.S. Bankruptcy Court, M.D. Tenn.

as a going concern.

                  2. THE MARKET COMPARISON APPROACH

         Houlihan Lokey Howard & Zukin (hereinafter "HLHZ") defines the market comparison approach as follows:

         The Market Comparison Approach is one of determining a level of earnings which is considered to be representative of the future performance of the company, and capitalizing this figure by an appropriate risk-adjusted rate. This approach provides an indication of value for the security which corresponds with the particular earnings figure being capitalized.

EXHIBIT 57, page 3. Mr. Patrick Hurst's market approach utilized 2002 EBITDA as representative levels of earnings, and assumed a multiple of 5.Ox to 5.5x.(18) Mr. Hurst testified that with respect to the 2002 EBITDA figure of $46,557, that certain nonrecurring expenses were deducted and that the figure was consistent with 2003 EDITBA projections. To arrive at the multiple, Mr. Hurst explained that public market multiples for health care companies are figured based upon both a minority and controlling interest basis, and then used to determine the multiple appropriate for the debtor. Of the companies selected for the market comparison approach, the median multiple (excluding hospice companies) was 6.7x and the average was 8.3x. Focusing on the three distribution companies that were most similar to American HomePatient's business (Apria, Lincare, and Rotech), the average multiple was 8.6x. The Control Premium

---------------------------
         (18) A market multiple is an expression of what investors believe to be a fair and reasonable rate of return for the particular security, given the inherent risks of ownership. It incorporates expectations of growth and rests on the implicit assumption that some level of earnings will be generated by the enterprise into perpetuity. EXHIBIT 57, page 3. Generally a multiple is an expression of Enterprise Value / EBITDA or Enterprise Value / EBIT or Enterprise Value / Revenue. The multiple is expressed in these calculations as Enterprise Value / EBITDA.

                      30-U.S. Bankruptcy Court, M.D. Tenn.

used was 40%.(19)

         Based upon the market comparison, Mr. Hurst then selected a multiple range appropriate to AmericanHome Patient of 5.0x to 5.5x. He explained that the range was lower than Apria's and Rotech's multiple, in part, because those are much stronger companies and growing faster. Rotech is the company Mr. Hurst felt was most closely analogous to the debtor. Its minority EV/EBITDA multiple was 5.5x and control EV/EBITDA multiple was 6.5x. Based upon his expertise, Mr. Hurst felt that the 5.0x to 5.5x was the appropriate range for the debtor.

         After establishing the correct multiple range, he multiplied the debtor's representative levels (2002 EBITDA of $46,577,000) times the multiple range (5.0x to 5.5x) and arrived at a market comparison valuation of AmericanHome Patient of $230,000,000 to $260,000,000.

         Mr. Benjamin made the same analysis. His conclusions were that based upon the companies he selected, which likewise included Apria, Lincare, and Rotech, that the minority EV/EBITDA average multiple was 6.1x and the control EV/EBITDA average multiple was 8.7x. The median EV/EBITDA multiple for minority interests was 5.6x and for control interests was 7.2x. Mr. Benjamin's selected control premium was 50%. Mr. Benjamin used the same 2002 EBITDA results as his representative earnings, but selected an appropriate multiple range for American HomePatient of 6.0x to 6.5x.

------------------------
         (19) The Control Premium is a measure of the difference in value between a controlling interest in a company and a minority interest and can be found in successful public tender offers where the investor acquired a control position. The control premium was based upon an analysis of transactions involving controlling interests in publicly traded healthcare service companies from January 1, 2000 to March 31, 2003. Mr. Hurst concluded that the 30-day control premiums had an average of 51.3% and a median of 50.6%. Mr. Hurst testified that based upon his experience and the number of valuations performed, he then assigned a control premium of 40% to the debtor.

                      31-U.S. Bankruptcy Court, M.D. Tenn.

When that mathematical equation is computed (Representative Earnings x Multiple), the resulting valuation under the market comparison approach, according to Mr. Benjamin's testimony and report, is $285,000,000 to $309,000,000.

                  3. COMPARABLE TRANSACTION APPROACH

         This approach looks to companies that have recently been sold in arms-length, public transactions. The total price paid for the business is defined in relation to the earnings to yield a transaction multiple. SEE EXHIBIT 57, page 4. Both HLHZ and Casas, Benjamin & White (hereinafter "CBW") utilized this approach both as an independent means of valuation and as a check as to the accuracy of their other methods of valuation.

         Mr. Hurst compared transactions occurring in the healthcare sector of the market place, and the debtor's prepetition, 2001 attempt to sell the business in the market place. In the comparable transactions, the multiples for the comparable companies had a median of 7.2x and an average of 6.7x, and an overall range of 2.5x to 9.9x. Mr. Hurst then analyzed the sale process initiated by the debtor through MTS Health Partners during the fourth quarter of 2001. The resulting bids on assumed 2001 EBITDA of $50.3 million and $40 million produced an average estimated value of $236,000,000 to $254,000,000 and an average multiple range of 5.9x to 6.4x on assumed 2001 EBITDA of $40,000,000 and an average multiple range of 4.7x to 5.1x on assumed 2001 EBITDA of $50,000,000. Based on the comparison of comparable transactions and the market, and the 2001 sale process, Mr. Hurst concluded that the appropriate multiple for American HomePatient was 5.0x to 5.5x resulting in a comparable transaction valuation of $230,000,000 to $260,000,000.

         Mr. Benjamin examined the comparable transactions of various sales from 1997

                      32-U.S. Bankruptcy Court, M.D. Tenn.

to 2003. He determined that the average multiple was 8.0x and the median was 7.3x. He also considered the 2001 sale offering by American HomePatient, but he based his multiple range on 2002 EBITDA of $47.5 million resulting in an average implied value of $280,400,00 to $303,000,000 and an average multiple of 5.9x to 6.4x. He concluded that based upon his analysis of the similar transactions and implied values of his sales solicitation analysis, that the appropriate multiple range for the debtor was 6.25x to 6.75x thereby producing a comparable transaction value of $297,000,000 to $333,000,000 for American HomePatient, Inc.

                        4. DISCOUNTED CASH FLOW ANALYSIS

         The Discounted Cash Flow Analysis estimates the present value of projected future cash flow of the business that is hypothetically available to creditors but not paid to them, and then applies a discount rate to projected future cash flows to determine a present value of the company. The discount rate is the rate of return to a provider of capital to compensate for the time value of their money and the risk inherent in the investment of their money. Both HLHZ and CBW used a weighted average cost of capital (hereinafter "WACC") to determine the appropriate discount rate.(20)

         Mr. Hurst testified that he used the projected cash flows, as proposed by the Second Joint Amended Plan, applying a WACC range of 12.0% to 13.0%. Mr. Hurst explained the precise mathematical calculations to arrive at this figure,(21) but the most

-----------------------------
         (20) The Weighted Average Cost of Capital "is an average of the costs of all sources of capital (debt, preferred and common equity, etc.) for the subject company, with each source weighted by its respective percentage share in the capital structure." EXHIBIT 57, page 7.

         (21) The cost of equity (what the holder of common stock would expect for a return on investment) is usually determined with respect to the capital asset pricing model ("CAPM"). The formula used to express the cost of equity is as follows:

                      33-U.S. Bankruptcy Court, M.D. Tenn.

important part of his WACC calculation is that he assumed a debt to enterprise value of 25% and equity to enterprise value of 75% based on a comparison of similar businesses.

         Based upon the 12.5% WACC, Mr. Hurst applied the discount rate to the financial projections and arrived at a DCF Analysis Approach Value of $250,000,000 to $290,000,000.

         Mr. Benjamin used financial figures for the 12/19/02 financial model of American HomePatient, Inc., which contained similar numbers to the projections in the Second Joint Amended Plan that Mr. Hurst used in his analysis. Mr. Benjamin determined the WACC at 12.16% based upon the current market capital structure of this debtor. In other words, he computed the cost of capital in the market place for this debtor based upon the secured debt, necessary mezzanine, and equity financing to arrive at his WACC.(22) Mr. Benjamin's results were that based upon the Discounted Cash Flow

-----------------------------
         Cost of Equity = Risk Free Rate + (Beta x Equity Risk Premium) + Size of Risk

In this instance, Mr. Hurst calculated the cost of equity as 15.3%. He then used that figure to arrive at the WACC by the following formula:

WACC=(Cost of Debt x (1- Tax Rate) x Debt to EV) + (Cost of Equity x Equity/EV)

The result is that the WACC amounts to 12.5%.

         (22) Mr. Benjamin assumed the following based upon 2002 EBITDA of $47,530,000:

CAPITAL STRUCTURE (millions)                                  ASSUMED         ASSUMED           WEIGH ADJ.
                                                               AMOUNT          RATE                RATE
Senior Debt (LIBOR + 400 basis points)                        104,566          5.24%              1.83%
Mezzanine (High Yield = lack of
             marketability premium)                            42,777         12.50%              1.78%
Equity (Cost of Equity Calculation)                           152,657         16.81%              8.55%

Based Upon an Indicated Capital Structure of $300,000,000 (not the $250,000,000 assumed by the Second Joint Amended Plan).

The composite WACC is 12.16%. The cost of equity calculation is based upon the same

                      34-U.S. Bankruptcy Court, M.D. Tenn.

Analysis, the appropriate valuation range is between $337,000,000 and $357,000,000.(23)

                  5. THE RESULTS OF THE EXPERTS(24)

         The reconciled numbers for Mr. Hurst and Mr. Benjamin compared as follows:

                                                  MR. HURST              MR. BENJAMIN
MARKET COMPARISON                           $230,000 to $260,000     $285,000 to $309,000

COMPARABLE TRANSACTION                      $250,000 to $290,000     $297,000 to $333,000

DISCOUNTED CASH FLOW                        $230,000 to $260,000     $337,000 to $357,000

SELECTED ENTERPRISE VALUE                   $235,000 to $270,000     $300,000 to $320,000

Based on the testimony of Mr.-Hurst and Mr. Benjamin, and in conjunction with all of the other evidence, the court must decide the appropriate valuation. It is a difficult task

---------------------------
calculations utilized by Mr. Hurst. Mr. Benjamin's cost of equity amounts to 16.81% whereas Mr. Hurst's cost of equity calculation was 15.3%.

         (23) Mr. Hurst did not include the value of the Net Operating Loss ("NOL") in the valuation calculations based in part upon his expertise as a financial expert, and because he believed the NOL would not be available "under a change of control." Mr. Benjamin disagreed with this assessment and included the value of the NOL in his valuation calculations. He testified that with some "basic" tax planning, the debtor could sell up to $70,000,000 of fully depreciated assets and replace those with similarly used equipment to take the depreciation on the replacement assets. Mr. Benjamin also prepared a Discounted Cash Flow valuation without the NOL and his indicated enterprise value range was $314,577,000 to $334,291,000.

         (24) The Lenders also relied upon the expert testimony of Mr. Thomas Wylly to provide an expert opinion on valuation. Mr. Wylly wrote in his expert report that "generally, [he] agree[s] with the range of enterprise values from $300.0 million to $320.0 million established by CBW, assuming the fiscal year normalized earnings before interest, taxes, depreciation and amortization ("EBITDA") is approximately $47.5 million." Although Mr. Wylly was a credible witness, his testimony was based upon a review of the work of Mr. Benjamin and his staff, rather than upon an independent analysis performed by Mr. Wylly. He states that this report is based upon the CBW analysis. ("Based on the comparable public company analysis performed by CBW... [and] Based on the comparable transaction analysis performed by CBW,... [and] In reviewing the discounted cash flow analysis..."). Given the flaws this court found with Mr. Benjamin's testimony and analysis, Mr. Wylly's testimony does nothing to buttress an already weak report.

                      35-U.S. Bankruptcy Court, M.D. Tenn.

to choose between competing expert appraisals, and courts generally consider such factors as: (1) the appraiser's education, (2) training, (3) experience,(4) familiarity with the subject of the appraisal, (5) manner of conducting the appraisal, (6) testimony on direct examination, (6) testimony on cross-examination, and (7) overall ability to substantiate the basis for the valuation presented. An evaluation of these factors demonstrates why the court finds Mr. Hurst the more credible, reliable, and persuasive expert witness:

          FACTORS:                              MR. HURST                                         MR. BENJAMIN
Education                            Univ. of Wisconsin-                        Univ. of Kentucky, B.S
                                     Madison, Masters in
                                     Business Admin., B.S,
                                     Marquette Univ.

Training                             Equal                                      Equal

Experience                           See Footnote 15                            See Footnote 16

Manner of Appraisal                  Equal                                      Equal

Testimony on direct Examination      Clear, concise, convincing,                Difficult to follow, at times
                                     unbiased, well-substantiated,              contradictory, lengthy
                                     professional, understandable               narrative answers that
                                                                                exceeded scope of question, referred
                                                                                to his testimony as if he and the Lenders
                                                                                are of the same alignment ("we
                                                                                just don't buy that"), contained
                                                                                mistakes within the report, unable to
                                                                                convincingly attack Mr. Hurst's conclusions.

Testimony on cross-Examination       Admitted that valuation not exact          Unable to concede points when he was incorrect,
                                     science, and that many of his              unable to substantiate his own valuation
                                     conclusions were based on                  and assumptions under questioning,
                                     assumptions based on his professional      unable to support  his criticisms of Mr. Hurst's
                                     experience, very strong testimony          opinion and testimony.
                                     that held up well under cross.

Overall ability to sub-              Could reasonably,                          Unable to substantiate his

                      36-U.S. Bankruptcy Court, M.D. Tenn.

stantiate basis valuation            convincingly, and clearly                  his overall results.(25) Cross
                                     sustain his expert opinion                 examination revealed
                                     and able to explain any                    the inconsistencies of his
                                     apparent inconsistencies,                  assumptions and at times
                                     Highly credible witness.                   the contradictory nature of
                                                                                testimony. Although witness was
                                                                                clearly knowledgeable of his
                                                                                industry, his testimony was not
                                                                                clear, not convincing and
                                                                                obviously weaker and less
                                                                                credible than Mr. Hurst's
                                                                                testimony

After weighing all of these factors and the proof as a whole, the court unquestionably finds Mr. Hurst's testimony more persuasive, credible, reliable, understandable and more sustainable. Mr. Hurst has performed or been involved in over 1000 valuations during his career. He has been hired by debtors, unsecured creditors, and lenders and has represented varied and often competing interests. Mr. Benjamin, on the other hand, has represented both debtors and creditors in private placements, but has never testified as an expert for any party other than secured lenders. In fact, his continuous referral during his testimony to "we" to include himself in the Lenders' camp gave the appearance that he was in fact of similar interest.

-------------------------
         (25) Some illustrative examples of the inconsistencies or problems with Mr. Benjamin's testimony include, but are by no means limited to: (1) did not use the audited financial data to prepare his report; (2) his original comparable transaction report contained a sale that had not yet closed; (3) his original comparable transaction analysis contained nine companies, and his "replacement" comparable transaction company then dropped three of the original transactions considered and added four new companies, but the overall result of his valuation did not change; (4) he could not provide credible testimony to support his multiple assumptions in the market comparison approach; (5) he could not provide credible testimony about why the control premium should be 50%; (6) he seemed to use whatever financial projections or financial data would provide the worst result for the debtor instead of consistently using the same financial information as Mr. Hurst did; (7) at times he calculated figures based upon the default rate of interest in the debtor's credit facility, even though it was stipulated to in the Cash Collateral Order that the debtor was not in default at the time of filing; (8) he was unable to substantiate why his WACC rate should be used instead of the WACC rate reached by Mr. Hurst; (9) he did not use the "Gordon Growth Approach" to substantiate his findings as Mr. Hurst did in the Discounted Cash Flow Analysis; and (10) he could not provide clear answers to some of the criticisms regarding his assumptions which based upon his experience as an expert.

                      37-U.S. Bankruptcy Court, M.D. Tenn.

         Based upon the court's conclusion that Mr. Hurst was the more credible expert witness, the court finds that the debtor's valuation of $250,000,000 is correct. Accordingly, the Lenders' objection based on valuation is overruled.

         I. SECTION 1129(b) - FAIR AND EQUITABLE (INTEREST RATE TO SECURED
            CLAIMS)

         The Lenders argue that even if the valuation of the debtor, and hence their secured claims, is $250,000,000, the plan is nonetheless unconfirmable because it does not provide an appropriate rate of interest to afford the Lenders with the present value of their secured claim. Section 1129(b) (2) (A)
(i) provides that a plan is fair and equitable with respect to a class of secured claims if, inter alia, each holder of a secured claim retains its lien and receives deferred cash payments with a present value as of the effective date of the plan of not less than its allowed secured claim. The heart of the Lenders' objection is that the interest rate proposed by the debtor is not sufficient.

         The Lenders' argument is not a new one, but is novel in the sense that they argue that a market does exist to provide this debtor with a new loan, and therefore any application of a "coerced loan theory" to reach a contrived rate is inappropriate, and inconsistent with the law. The debtor argues that the coerced loan theory is exactly the theory to be applied in this case, and that the interest rate provided for in the plan provides the Lenders with the present value of their claims. Unlike most interest rate disagreements in the context of confirmation, the dispute is more over how to set the appropriate interest rate rather than both expert witnesses using the same theory to arrive at different interest rates, and asking the court to chose the rate that provides present value.

                      38-U.S. Bankruptcy Court, M.D. Tenn.

         The Lenders argue that the Second Joint Amended Plan's proposed interest rate(26) does not provide present value because: (1) it was computed without regard to the capital structure of the debtor; (2) the debtor's risk profile was deliberately ignored; and (3) unlike other lending situations in chapter 11, a market exists for this type of loan - a blended rate based on the senior debt component, mezzanine unsecured lending, and an equity component. The Lenders contend that if this were a true market place lending situation, the debtor would pay a blended interest rate of at least 12.16%. The Lenders relied upon the expert testimony of Mr. Gerald Benjamin and Mr. Thomas Wylly.

         The debtor contends that the six-year Treasury Note, plus 350 basis points to compensate the Lenders for their risk provides the Lenders with the present value of their claims. The debtor reached this interest rate calculation under the "coerced loan theory" as supported by the law of this Circuit, and based upon the rate of return to the Lenders prior to bankruptcy. The debtor relied upon the expert testimony of Mr. David Rosen of HLHZ.(27)

         The court is asked to decide, not just which expert provided more credible testimony as to the appropriate interest rate to provide present value, but also to choose between the correct theory to establish that rate. The court finds that the "coerced loan theory" is indeed appropriate to determine the interest rate to provide the Lenders with

-----------------------
         (26) Six Year Treasury Note plus 350 basis points.

         (27) Mr. Rosen is the Regional Leader of Distressed M&A and a Senior Vice President in the Chicago office of Houlihan Lokey Howard & Zukin. Mr. Rosen specializes in advising clients in financial restructurings and distressed mergers and acquisitions. He has managed a variety of restructurings engagements across multiple industries. Prior to his job at Houlihan Lokey Howard & Zukin, Mr. Rosen co-founded Dakota Capital Partners, LLC, a firm making investments in small to middle market services and industrial companies. Before that, Mr. Rosen was a principal investor with Equity Group Investments, LLC, where he structured bank and mezzanine debt financings for portfolio companies, assisted in add-on acquisitions, and served on the board of directors. He was also a partner at Zell/ChilmarK Fund, L.P. EXHIBIT 63.

                      39-U.S. Bankruptcy Court, M.D. Tenn.

the present value of their claims, and that based upon the credible testimony of Mr. Rosen, the rate proposed by the debtor does provide present value.

                  1. THE "COERCED LOAN" THEORY

         The Sixth Circuit has long recognized the "coerced loan" theory to determine interest rates in a cramdown confirmation. SEE MEMPHIS Bank & TRUST CO. v. WHITMAN, 692 F.2d 427 (6th Cir. 1982). Under this theory, as explained by the court in WHITMAN;

         [B]ankruptcy courts should use the current market rates of interest used for similar loans in the region. Bankruptcy courts are generally familiar with the current conventional rates on various types of consumer loans. And where parties dispute the question, proof can easily be adduced.

         The reason we do not use an arbitrary rate is that such rate may vary widely from the current market rate. The theory of the statute is that the creditor is making a new loan to the debtor in the amount of the current value of the collateral. Under this theory, the most appropriate interest rate is the current market rate for similar loans at the time the new loan is made, not some unrelated arbitrary rate.

WHITMAN, 692 F.2d at 431; SEE ALSO U.S. v. ARNOLD, 878 F.2d 925 (6th Cir. 1989) (when a creditor is forced to "write-down a portion of its note, a creditor is entitled to receive its current market rate on the 'new loan.'"); IN RE JOHNSON, 35 B.R. 54 (Bankr. M.D. Tenn. 1983) (adopting WHITMAN); IN RE MEMPHIS PARTNERS, L.P., 99 B.R.385 (Bankr. M.D. Tenn. 1989) ("forced nature of the loan may warrant an additional premium to insure present value. WHITMAN, however, indicates that this court should use readily available market rates...."). IN RE
AZTEC COMPANY,, 99 B.R. 385 (Bankr. M.D. Tenn. 1989) ("Both the debtor's expert and the expert offered by FHLMC explained that real estate mortgages are priced by lenders as percentage points over the rate for treasury bills of a maturity approximating the length of the loan (here 10 years because of the 10-year call provision in the debtor's amended plan). The percentage

                      40-U.S. Bankruptcy Court, M.D. Tenn.

added on- the number of basis points added by the lender- reflects many factors including the lender's evaluation of the risk involved in this loan, the lender's cost of funds, the lender's best guess about the future of the mortgage market, the internal rates of return required by a particular lender, the administrative expenses of managing this loan and the rest of the lender's portfolio and the availability of 'product.' The experts disagreed what percentage above the applicable treasury bill would best reflect the (nonexistent) market for this loan.")

         Mr. David Rosen testified that although he was unfamiliar with the "coerced loan theory" prior to his engagement by the debtor, he has reviewed the relevant case law, and understands the theory.(28) Based on his expertise, he then applied the coerced loan theory to the current situation of the debtor. His report provides that:

         Based on the analysis of...newly issued non-investment grade healthcare company bank debt (issued between January 1, 2002 and March 1, 2003) and... the interest rates on the senior debt of healthcare companies with $200 million to $1 billion in revenue and at least $50 million in debt as indicated in the companies' most recent 10-K's, we estimate that the appropriate spread for amortizing debt over LIBOR/Treasuries would be 300 basis points. Based on...the differential in spreads over risk-free rates on BBB-rated amortizing bank debt versus BBB non-amortizing bonds, and consultation with Houlihan's private debt placement personnel... we estimated that an additional 50 basis points should be added to account for the lack of amortizing of the debt for a total of 350 basis points over LIBOR/Treasuries.

----------------------------
         (28) A Memorandum written by debtor's attorney outlining the differing methods courts use to calculate interest rates, was given to Mr. Rosen, Mr. Hurst, and Greg Miller (all of HLHZ). It was in this Memorandum, dated October 25, 2002, that Mr. Rosen became acquainted with the "coerced loan theory." The Lenders objected because the debtor did not turn over the Memorandum during general discovery. The debtor argued that the Memorandum was covered by attorney-client or work-product doctrines. The Lenders filed a motion to compel turnover, and the debtor complied turning over the Memorandum just prior to the confirmation hearing. The Lenders argued that they were prejudiced by the late turnover of the Memorandum, and the court gave the Lenders the opportunity after examination of witnesses to explain how they had been prejudiced by the late turnover of a Memorandum that did no more than outline the different legal theories of calculating interest rates. The Lenders were unable to show any prejudice to this court.

                      41-U.S. Bankruptcy Court, M.D. Tenn.

EXHIBIT 64. According to Mr. Rosen's testimony, the appropriate interest rate to provide the Lenders with the present value of their claims is the six-year Treasury Bill (because of the 6 year term of the loan), plus 350 additional basis points. At confirmation, this equated to a rate of approximately 6.8%.

                  2.       THE WEIGHTED AVERAGE COST OF CAPITAL ("WACC") THEORY

         The Lenders relied upon the expert testimony of Mr. Benjamin and Mr. Wylly concerning the appropriate interest rate to be applied to return present value to the Lenders' claims. Mr. Benjamin's expert report provided the following:

         The capital markets have not, and will not provide for the retention of 100% of a loan in the amounts similar to the financing needs of the Company by a single bank or non-bank lender. Rather senior debt provided to a healthcare company in amounts similar to the financing needs of the Company is always syndicated on a national basis or funded by a national "club" of lenders. No local or national financier is prepared to hold such a concentration of risk on its balance sheet.

         It is not feasible, using conventional financing sources, to provide the $309 million in financing needed by the Company with 100% debt. There is, however, an established market that can provide financing of $309 million to the Company. This market would provide a combination of senior debt, mezzanine debt, and equity, with resulting yields priced in response to the inherent risks assumed by the holders of such instruments. The resulting composite yield necessary to finance the Company's financing needs exceeds 12.16%.

EXHIBIT 61, pp. 2-3. Mr. Benjamin testified that he arrived at the 12.16% figure based upon his WACC calculations and the debtor's 2002 financial year EBITDA. In other words, Mr. Benjamin assumed a senior secured claim of $290,000,000. Of that figure, $104,566,000 is senior debt. Senior debt would receive the present value of its claim with an assumed rate of 5.24%. Mr. Benjamin then assigned a rate of 12.5% to the mezzanine debt of $42,777,000 to provide present value of that portion of the claim. Finally, the equity component consists of $152,657,000, which Mr. Benjamin explained would receive a 16.81% interest rate to provide present value to the claim. He then calculated the blended rate of 12.16% based on the weighted average cost of capital.

                      42-U.S. Bankruptcy Court, M.D. Tenn.

Mr. Benjamin testified that because a market does exist for this type of financing, the debtor's proposed rate of return of approximately 6.8% does not provide the Lenders with the present value of their claims. It was his assessment that the interest rate proposed by the debtor would only be appropriate if the debtor were substantially less leveraged.

         Mr. Thomas Wylly's expert report also applied a WACC approach and provided as follows:

         Based on the capital structure outlined above and the Company's LTM EBITDA, it is my opinion that the Company's weighted average cost of capital, or composite rate of return, would be approximately 12.0% based on the collateral value of the Secured Lenders of $290 million and the following capital structure.

                  i. Senior debt of 2.5x LTM EBITDA, or $118.8 million, with a cost of capital of approximately 5.25% (LIBOR plus 4.00%)

                  ii. Subordinated debt of 1.0x of LTM EBITDA, or $47.5 million, with a cost of capital of approximately 16.00%; and

                  iii. Equity providing the excess capital necessary to recapitalize the Company based on the collateral value of the Secured Lenders of $290.0 million, or $123.6 million.

EXHIBIT 105. Applying the WACC approach, Mr. Wylly testified that the overall, blended interest rate would have to be 12.0%, assuming $290,000,000 in senior secured debt, to provide the Lenders with the present value of their claim.(29)

                  3.       CONCLUSIONS AS TO CREDIBILITY AND THEORY

         The determination of the appropriate interest rate for the Class 2 claims depends both upon the court's determination of credibility and application of legal theories. The

----------------------
         (29) Both Mr. Benjamin and Mr. Wylly assumed secured debt of $290,000 000 for purposes of their interest rate analyses. "However, in the event that the court valued the secured claim at $250,000,000, Mr. Benjamin testified that the appropriate interest rate would be 11.23%, and Mr. Wylly's report indicates a rate or 11.2% based on the $250,000,000 valuation.

                      43-U.S. Bankruptcy Court, M.D. Tenn.

court will first address the coerced loan theory, and then the credibility of the witnesses.

                           (a) COERCED LOAN THEORY IN THIS CASE

         Almost all courts agree that the "market" rate of interest should apply to set the cramdown interest rate. What courts do not agree upon is how to set the "market" rate. One approach, commonly called the "cost of funds" method, allows the interest rate to be set at the rate the creditor would have to pay to borrow the amount equal to the collateral's value. SEE e.g., IN RE VALENTI, 105 F.3d 55 (2nd Cir. 1997) (expressing view that this approach best provides present value of claim but because it is difficult to administer, chose to use a fixed rate on a United States Treasury with a maturity equal to repayment schedule). Another method is the "formula approach" which is really a variation of the cost of funds analysis. Under the "formula approach," which has been used by the Second, Eighth, and Ninth Circuit, the court adopts a risk-free market as a base, and then adds a risk premium corresponding to the court's determination of the riskiness of the reorganization plan. SEE e.g. VALENTI, 105 F.3d at 64; IN RE FOWLER, 903 F.2d 694 (9th Cir. 1990). A third method is "coerced loan" approach. Under this approach, courts envision the cramdown provision as forcing the creditors to extend a new line of credit to the debtor. SEE e.g., UNITED STATES v. ARNOLD, 878 F.2d 925.

         The Sixth Circuit has time and time again upheld the "coerced loan" theory in the context of a cramdown confirmation. As recently as last month, the Sixth Circuit affirmed the bankruptcy court's decision to apply the "coerced loan theory" in the context of subprime financing on a consumer car loan in a chapter 13. KIDD v. BURDEN, 315 F. 3d 671 (6th Cir. 2003). In that case, the lender was a subprime lender.

                      44-U.S. Bankruptcy Court, M.D. Tenn.

and the debtors were paying an interest rate of 20.95%.(30) In their cramdown, chapter 13 plan, they proposed an interest rate of 8%. The proof indicated that given the poor credit history of the debtors, they would be offered an interest rate of no less than 20.95% in the current market. ID. at 673.

         The court again reaffirmed its holding in WHITMAN, and specifically rejected the lender's argument that the appropriate rate of interest should be the higher contract rate of 20.95%. The court found that:

         Hence, in MEMPHIS BANK & TRUST we concluded "that current market rates of interest would best approximate the present value of a secured claim." Thus, payment of that amount and that amount alone satisfies the purpose of the cram down provisions. In fact, "[t]o permit a secured creditor to receive interest on his claim in an amount greater than the conventional market rates would allow the creditor to actually receive more than the allowed amount of his secured claim."

KIDD, 317 F. 3d at 677. The court explained that when it said in WHITMAN that bankruptcy courts are generally familiar with "conventional rates," it was directing the use of "more generally applicable rates" and not loan-specific rates. ID.

         Even in the context of a subprime rate, the Sixth Circuit affirmed the bankruptcy court's decision to consider the conventional rates, and set a rate of 10.3% to provide present value to the secured lender. The court concluded definitively that "[t]he principles of valuation espoused in the case of MEMPHIS BANK & Trust Co. v. WHITMAN constitute the law of the circuit and are entitled to precedential deference."

---------------------------
         (30) The Sixth Circuit defined a subprime lender as a lender who "offered loans to individuals whose past credit problems or lack of positive credit history made them unattractive customers for banks, credit unions, and other 'prime' lenders. Due to the higher risk of non-payment horn those borrowers,... subprime lenders usually charged higher rates of interest on their loans, ranging from 20.95% to 24.95% for automobile loans." KIDD, 317 F. 3d at 673.

         The similarities between the subprime lender and the secondary lenders for American HomePatient's market are inescapable.

                      45-U.S. Bankruptcy Court, M.D. Tenn.

 KIDD, 317 F. 3D at 678.

         In this context, it is argued by the Lenders that a market does exist for this debtor to obtain the financing it needs, and therefore, it is unnecessary to "coerce" a new loan that will produce an artificial rate because of the debtor's bankruptcy. While it may be true that a market exists, just as it was true that a subprime lender market existed in KIDD, the court is to consider "more generally applicable rates" and not loan-specific rates. The debtor argues that after considering more generally applicable rates, the six-year Treasury Bill plus 350 basis points represents a more generally applicable rate. The Lenders, however, assert that the market rate is 12.16% based on the WACC calculation, and that this calculation does comport with applicable law because it provides present value to the Lenders.

         The court disagrees with the Lenders. An interest rate of 12.16% results in a windfall to the Lenders. Prior to bankruptcy on May 25, 2001, the debtor and the Lenders renegotiated the credit facility, and the interest rate agreed upon by the parties to compensate the Lenders was LIBOR + 350 basis points, plus an additional 4.5% (whenever leverage was 4 times or more greater than EBITDA).(31) Prepetition, this amounted to an interest rate of approximately 6.5%, which included the excess leverage charge of approximately 4.5%. Thus, the parties negotiated a provision into the Fifth Amended and Restated Credit Agreement dated May 25, 2001 to compensate the Lenders for any excess leverage. SEE FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, MAY 25, 2001,
Section 2.03(g) "Additional Interest," p. 24.

------------------------
         (31) The debtor actually had a choice of the base lending rate or the Eurodollar rate (LIBOR) plus the 2.75%, plus the excess leverage charge as long as the debtor was not in default under the credit facility. It was Mr. Furlong's uncontradicted testimony that the debtor consistently chose the lower LIBOR rate, and the debtor was not paying the default rate at the time of the petition.

                      46-U.S. Bankruptcy Court, M.D. Tenn.

Furthermore, Mr. Furlong's extremely credible and uncontradicted testimony was that this interest rate was similar to all previously negotiated interest rates under all previous credit facilities.

         The Lenders are not entitled to a premium on their return because the debtor filed for bankruptcy. The blended rate suggested by the Lenders goes beyond protecting the value of its claim from dilution caused by the delay in payment. "No sound legal or policy argument can be advanced ... for increasing the discount factor because the debtor is a debtor..." IN RE RIVERS END APARTMENTS, LTD. 167 B.R. 470,484 (Bankr. S.D. Ohio 1994).

         The Lenders' argument that the debtor could not obtain a "new loan" in the market place so highly leveraged might be so, but in actuality no new loan is being made here at all. Instead, the court is sanctioning the workout between the debtor and the Lenders. New funds are not being advanced without the consent of the claimants. SEE e.g., IN RE RIDGEWOOD APARTMENTS OF DEKALB COUNTY, LTD., 183 B.R. 784, 792 (Bankr. S.D. Ohio 1995) (lender is not actually extending new monies to Debtor; rather it is receiving repayment of a previous loan.); IN RE OVERLAND MERCHANDISE MART P'SHIP, L.P.,, 167 B.R. 647, 659 (Bankr. D. Kan. 1994) ("chapter 11 plan like this one does not involve a new loan being made by a stranger to the case, but an adjustment to the rights of a creditor who is already owed money"). The claimant is entitled to be protected in two dimensions: (1) for the property interest it has because repayment is secured by the debtor's assets, and (2) from dilution of dollar value expected to occur over the proposed repayment term. ID. Any windfall because of bankruptcy is neither contemplated nor required under the Code. The court's role is not to reward the creditor for the "new loan" to a bankrupt debtor, but instead only to provide the creditor with the present value of its claim.

                      47-U.S. Bankruptcy Court, M.D. Tenn.

         Furthermore, the court has previously determined that the Second Joint Amended Plan is feasible. This finding of feasibility puts the court's endorsement that, despite the bankruptcy filing, this debtor is credit worthy for reorganization purposes. As noted by the Bankruptcy Court for the Southern District of Ohio in IN RE RIDGEWOOD APARTMENTS OF DEKALB COUNTY, LTD., 183 B.R. at 792 "[i]f a plan of reorganization is feasible, qualification of the 'borrower' is established." In other words, "the separate feasibility determination, [ ] qualif[es] the debtor for a standard, actual market rate." IN RE OVERLAND MERCHANDISE MART P'SHIP, L.P., 167 B.R. at 659. The qualification of the debtor as an acceptable risk by virtue of the feasibility determination sets up neatly the Sixth Circuit's mandate that the market rate be used to set the cramdown interest rate to provide the Lenders with the present value of their claims.

         The court will therefore determine, based on its assessment of the credibility and reliability of the expert witnesses, what best accomplishes the market rate under the judicial precedent in this Circuit of the coerced loan theory.

                           (b) THE CREDIBILITY OF THE EXPERT WITNESSES

         The court finds that Mr. Rosen's testimony was the most comprehensive, understandable, reliable, and credible on the interest rate issue. Although Mr. Benjamin and Mr. Wylly provided credible and interesting testimony about the 12.16% WACC rate, the court finds that under the coerced loan theory, their testimony does nothing to assist the trier of fact. The blended rate testimony gives relevant information to a loan-specific situation, but does not provide helpful testimony as to the broader general market place from which this court must assign an appropriate interest rate.

         Mr. Rosen testified that in his professional opinion, and based upon his expertise as an interest rate analyst, under the "coerced loan" theory, the appropriate level of

                      48-U.S. Bankruptcy Court, M.D. Tenn.

interest to provide the Lenders with the present value of their claim is the six-year Treasury Bill plus 350 basis points, No alternative rate was suggested by the Lenders other than their blended rate. The court finds Mr. Rosen's testimony highly credible on this issue and finds that the rate proposed in the Second Joint Amended Plan does provide the Lenders with the present value of their claim based on Mr. Rosen's capable and thorough analysis.(32)

         The court, therefore, overrules the Lenders' objection pursuant to 11 U.S.C. Section 1129(b)(2) that the plan does not provide the present value of their secured claims.

         J. SECTION 1129(b) - FAIR AND EQUITABLE WITH RESPECT TO UNSECURED DEFICIENCY CLAIM (CLASS 5 INTEREST RATE)

         The holder of an unsecured claim should receive "property of a value, as of the effective date of the plan, equal to the allowed amount of such claim" under the cramdown provisions of 11 U.S.C. Sections 1129(b)(2)(B)(i). The Second Joint Amended Plan proposes to pay the unsecured deficiency claim of the Lenders at an interest rate of 350 basis points above the three-year Treasury Rate, approximately 5.43%.(33) The Lenders protest that not only is this rate too low, but it is ridiculously low given that

-------------------
         (32) Mr. Rosen's testimony about the interest rate is completely consistent with the parties' past dealings. Given that the Lenders were already receiving an "excess leverage charge" of approximately 4.5% under the Fifth Amended and Restated Credit Agreement which resulted in an approximate rate of 6.5%, the debtor's plan proposal of approximately 6.8% seems not only reasonable but completely in line with what the "market" would bear. Furthermore, according to the debtor's financial projections the Total Debt to EBITDA ratio will reach 3.68x by 2004, and under the Fifth Amended and Restated Credit Agreement, the Lenders were only entitled to an excess leverage charge of 4.5% when the debt to EBITDA ratio exceeded 4x.

         (33) The Plan actually provides that the interest rate shall be 350 basis points over the three-year Treasury Rate or "such other rate as determined by the Bankruptcy Court at the Confirmation Hearing as necessary to provide the holders of Allowed Unsecured Claims with the present value of their Allowed Claim."

                      49-U.S. Bankruptcy Court, M.D. Tenn.

unsecured debt is even more risky than secured debt which is to be paid at a higher rate. The debtor argues that the interest rate on the unsecured debt should be determined in the same method as the secured debt, and that the proposed rate provides the Lenders with the present value of their unsecured claims.

         The debtor relied upon the expert testimony of Mr. David M. Resha.(34) Mr. Resha testified that based upon his past experience as a lender, he attempted to create a methodology to rate the creditworthiness of the debtor, and therefore assign an appropriate interest rate. He concluded that there should be a 75 basis point difference between the secured debt and unsecured debt to provide present value. He used the three-year Treasury Bill since the term of the loan is three years. Mr. Resha's methodology, he admitted, was self-created, but it was based upon his experience and knowledge as an expert in the financing field.

         The Lenders relied upon Mr. Benjamin and Mr. Wylly to testify concerning the appropriate interest rate for the Class 5 Claims. Both experts were in agreement that the rate proposed by the debtor was far too low. Mr. Wylly's report best summarizes the findings of both experts:

         It is my opinion that unsecured loans are very difficult to obtain in the current capital market environment, particularly for borrowers with less than $20.0 million in EBITDA. Companies with less than $20.0 million in EBITDA can sometimes obtain unsecured term loans that are capped at

---------------------
         (34) Mr. Resha is presently on the Board of Directors for one public and one private company. In the past he has served as the Chief Operating Officer of FINOVA Mezzanine Capital Corporation where he was responsible for mezzanine investment for middle market companies in the United States and Canada. Investments totaled more than $1 billion for more than 300 companies. He has raised over $400 million in public equity and $500 million in institutional debt. Prior to that he served as Senior Vice President at First Union Bank in Nashville. Before that, Mr. Resha was Executive Vice President at Gulf Federal Savings Bank where he managed problem assets and developed a loan syndications subsidiary. He has also worked at New Orleans Federal Savings Bank, and Colonial Bank in New Orleans. He is an American Graduate of International Management, and of Loyola University.

                      50-U.S. Bankruptcy Court, M.D. Tenn.

         20.0% to 30% of the amount of fully collateralized loan advance. These unsecured term borrowings are typically priced at LIBOR plus 3.00% to 5.00% and must be repaid in equal quarterly installments over three year periods.

         For companies with EBITDA in excess of $20.0 million, unsecured loans are available from senior lenders but on fairly restrictive terms. Based on my recent experience and knowledge of the current markets, senior debt is limited to 2.0x to 3.0x EBITDA and total debt is limited to 3.0x to 4.0x EBITDA. In addition, the interest rates charged for these types of loans typically will range from LIBOR plus 2.25% to.5.25% depending upon the credit quality of the borrower. Many transactions of this type are rated by agencies such as Moody's and S&P. Generally, the term of these facilities will range from three to five years.

         The market is currently available only to credits rated single B or higher. If the Plan is approved in its current form, the Company's rating would be substantially lower than single B and the company would be unable to access this market.

         If the Court determines that the Secured Lenders should receive the Class 5 note in the amount of $11.1 million, the rate of return which would be required in order to provide the holder of the Class 5 note with present value equal to $11.1 million would be 16.8% per annum.

EXHIBIT 105. Mr. Benjamin agreed that the appropriate rate of return for the Class 5 claims would be 16.8%. In their expert opinions, the risk on an unsecured loan would be such that the higher rate of return would be justified.

         While the court found Mr. Resha's testimony helpful, the court cannot find that he was the more reliable witness. Mr. Resha's methodologies were admittedly self-created, untested, and novel. The court recognizes his qualifications as an expert, but it cannot credit his testimony as to what rate of return provides present value on the deferred payments to Class 5.

         Although Mr. Wylly and Mr. Benjamin did provide the more credible testimony with respect to their opinion about the appropriate rate of return for the unsecured debt,

                      51-U.S. Bankruptcy Court, M.D. Tenn.

their testimony that 16.8% is the correct interest rate appears to be overly generous.(35) The 16.8% rate appears to provide the Lenders with a portion of the blended rate considered in the WACC calculations, but not indicative of the interest rate if this debtor sought the $11.1 million unsecured loan in the market place. A bankruptcy court is not bound to accept the values contained in the parties' appraisals; rather, it may form its own opinion considering the appraisals and expert testimony. SEE e.g., IN RE ABRUZZO, 249 B.R. at 86 ("I am left to some extent with the proverbial battle of the appraisers. Finding merit to both their positions, the only conclusion I can reach is to find some value in between."). "The valuation of property is an inexact science and whatever method is used will only be an approximation and variance of opinion by two individuals does not establish a mistake in either." BOYLE v. WELLS (IN RE GUSTAV SCHAEFER CO.), 103 F.2d at 242.

         The court finds Mr. Wylly's opinion concerning the market for a company with EBITDA in excess of $20.0 million to be the most helpful in determining what would provide Class 5 with the present value of its claim. Mr. Wylly's opinion is predicated upon several factors:

         (1) a company with in excess of $20.0 million in EBITDA

         (2) Loan from a Senior Lender on an Unsecured Basis

         (3) Senior Debt Limited to 2.0x to 3.0x EBITDA

         (4) Total Debt is 3.0x to 4.0x EBITDA

         (5) Credit Rating Single B or Higher

----------------------------
         (35) The 16.8% figure comes from the WACC calculations with respect to valuation and interest rate calculations for the Class 2 creditors. The unsecured deficiency claim of the Lenders is approximately $11.1 million, and Mr. Benjamin's WACC calculations assumed a senior debt component of $104,566,000 a mezzanine component of $42,777,000 and an equity component of $102,657,000 for an overall indicated capital structure of $250,000,000. The WACC interest rate was 11.23%. The court does not agree that the Class 5 unsecured debt instrument should be treated as an equity risk to determine the interest rate.

                      52-U.S. Bankruptcy Court, M.D. Tenn.

Mr. Wylly's report explained that the interest rate typically charged on these three to five year loans is LIBOR plus 2.25% to 5.25%. The debtor only meets criteria (1) and (2). The testimony and documentary evidence clearly establish that the debtor's total debt is closer to 5.5x to EBITDA. The credit rating of this debtor is unknown, but Mr. Wylly's expert opinion is that the debtor's rating would be substantially lower than single B.(36)

         This market is technically unavailable to the debtor, but under the coerced loan theory, it is the court's task to consider the market, and then create the loan terms, given the market, that will provide present value to the claimholder. In this case, the court finds that the rate of return which would be required in order to provide the holder of the Class 5 note with present value equal to $11.1 million would be LIBOR plus 7.25%.(37) Even assuming a higher credit rating and less leverage, the debtor would pay LIBOR plus 5.25%. The extra 200 basis points will provide the Lenders with the present value of their approximately $11.1 million claims. The interest rate shall be fixed as of the Effective Date of the plan at LIBOR plus 7.25% for the three year term of the note.

         The court finds that the rate selected is consistent with all proof adduced at the confirmation hearing. The debtor proposed to pay 350 basis points over the three-year Treasury Bill, and if the interest rate were attached to the three-year Treasury (approximately 2.0% as of this decision), it is as if the court added on 650 basis points instead of 350 basis points. Since no testimony was offered by the Lenders as to what the interest rate should be if it were to be fixed off of the 3-year Treasury Bill, the court

-----------------------
         (36) Although this court's finding of feasibility endorses the creditworthiness of the debtor to a large extent, the court does not "rate" the debtor. Accordingly, the court will accept Mr. Wylly's opinion that the debtor's credit rating would be lower than single B, but will likewise take into account this court's endorsement of the debtor's plan as feasible.

         (37) As of the writing of this decision, the LIBOR was approximately 1.33%. This amounts to approximately 8.58%.

                      53-U.S. Bankruptcy Court, M.D. Tenn.

 uses the Lender's proof concerning LIBOR rates.

         If the court had used the 16.8% suggested by the Lenders, then the $11.1 million note would, in essence, be treated as an equity risk rather than a debt instrument. Under the law of this Circuit, the note should be treated as a debt instrument that was obtained in the market place in order to select the rate of return. The rate selected by the court is higher than the return to the secured class to recognize the riskier nature of an unsecured loan, and it is higher than a single B rated company would have to pay to acknowledge that the total debt to EBITDA ratio is greater than in the ordinary market place. However, the rate is not so high as to provide the Lender with a windfall because of the debtor's reorganization efforts. The court finds the selected rate of LIBOR plus 7.25% as of the Effective Date of the Plan to be a fair approximation of what the debtor would have to pay if the loan were obtained in the (non-existent) market for an unsecured loan.

         Accordingly, the court overrules the Lender's objection to the extent that the Plan does not provide the Lenders with the present value of their Class 5 Claims. The debtor's plan provided for the court setting an interest rate other than proposed by the plan, and with the new interest rate for Class 5 of LIBOR plus 7.25% fixed as of the Effective Date of the Plan for the three year term of the note, the court overrules the Lenders' objections to the treatment of Class 5.

         K.       SECTION 1129(b)(2) -- FAIR AND EQUITABLE (THE ABSOLUTE
                  PRIORITY RULE

         The Lenders object that the Second Joint Amended Plan is not fair and equitable because it violates the so-called "absolute priority rule." Whether a plan is fair and

                      54-U.S. Bankruptcy Court, M.D. Tenn.

equitable is a mixed question of law and fact to be determined on a case-by-case basis. IN RE CREEKSIDE LANDING, LTD., 140 B.R. 713 (Bankr. M.D. Tenn. 1992).
Section 1129(b)(2)(B) provides as follows:

         (B)      With respect to a class of unsecured claims-

                           (i) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or

                           (ii) the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property.

11 U.S.C. Section 1129(b)(2)(B)). To be fair and equitable the plan must either provide for payment to that class in the manner specified by Section 1129(b)(2)(B)(i), or provide that the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property. SEE 11 U.S.C. SECTION 1129(b)(2)(B)(ii). The latter provision is often referred to as the "absolute priority rule."

         The absolute priority rule precludes equity owners from retaining an interest in the reorganized debtor if creditors will not be fully paid. However, under Section 1129(b)(2)(B)(i), a plan will be fair and equitable with respect to a dissenting class of unsecured claims if each holder in the class receives property, the present value of which is equal to the amount of the claim. In other words, a cramdown may proceed only if the objecting class of creditors is paid full present value.(38)

---------------------------
         (38) The court in IN RE SCHRIOCK CONSTR. INC., 167 B.R. 569 (Bankr. D.N.D. 1994) explained this concept well:

         The strictures of the absolute priority rule thus require the class of unsecured creditors to be fully satisfied in all of its legal entitlements before any junior class, such as equity holders. This mandate necessarily requires that unsecured creditors receive either full payment as of the effective date of the plan or the "present value" of their claim through the stream of deferred payments. Simply put, the law in this area is well settled and

                      55-U.S. Bankruptcy Court, M.D. Tenn.

         The Lenders' objection regarding the absolute priority rule is premised upon the argument that they have not received the present value of their Class 2 and Class 5 claims. Because the court has found that the plan does provide the Lenders with the present value of their claims, the plan is a 100% plan, and equity may retain their ownership without violating the absolute priority rule.

         The court therefore, overrules the Lenders' objection concerning the absolute priority rule.

                                 IV. CONCLUSIONS

         The court finds that the Second Joint Amended Plan should be confirmed. The court finds that: (1) the plan complies with all applicable provisions of the Code (1129(a)(l)), and that substantive consolidation of the debtors is appropriate; (2) the plan proponents comply with applicable provisions of the Code (1129(a)(2)); (3) the plan is proposed in good faith (1129(a)(3)); (4) the plan meets the best interest of creditors test (1129(a)(7)); (5) confirmation is not likely to be followed by liquidation, i.e. the plan is feasible (1129(a)(ll)); (6) the plan does not improperly classify certain classes of claims (1122); (7) the plan does not unfairly discriminate as to Class 5 (1129(b)(l)); (8) the plan is fair and equitable because it does not violate the absolute priority rule (1129(b)(2)); (9) the plan is fair and equitable because it provides the Lenders with the present value of their secured claim (1129(b)(2)); (10) the plan is fair and equitable because it provides an appropriate rate of interest, as amended by the

----------------------
         requires that if the payments to the unsecured creditors are deferred over time, an appropriate discount rate, or rate of interest, must be afforded in order to compensate for the time value of money and pay the claimants the full value of their claims.

167 B.R. at 578 (emphasis in original) (citing numerous other decisions for this same proposition).

                      56-U.S. Bankruptcy Court, M.D. Tenn.

court, on their unsecured deficiency claim (1129(b)(2)); and (11) the plan is fair and equitable in that it properly values the Lenders' allowed secured claim (1129(b)(2)). As to all other confirmation provisions pursuant to 1129 and title 11, the court finds that through the uncontested testimony of Mr. Joseph Furlong, American HomePatient CEO, and Thomas Mills, COO, the debtor has met its burden of proof to establish that the Joint Second Amended Plan is confirmable.

         The court instructs counsel for the debtor to prepare an order, not inconsistent with this decision, within ten (10) days of entry of this decision.

It is therefore so ORDERED.
This l5th day of May, 2003.

                               /s/  George C. Paine, II
                               --------------------------------------
                               George C. Paine, II
                               Judge, United States Bankruptcy Court

                      A copy of this order shall be mailed in accordance with Fed. R. Bankr. P. 2002, LBR 9013-1 and 9013-3 by:

                      [X] Debtor or Dr's Atty    [ ] Atty for Movant
                      [ ] Trustee or Tr's Atty   [ ] __________________

                                      [ ] Clerk's Office only:
                      [ ] Chief Deputy           [ ] Debtor and Dr's Atty
                      [ ] Financial Clark        [ ] Trustee &/or Tr's Atty
                      [ ] Judgement Book         [ ] Movant &/or Mvt's Atty
                      [ ] Adversary Case         [ ] All parties to agreed order
                      [X] UST Chuck Walker       [ ] All parties in cert of SVC
                      [X] Jim Kelly              [ ] All Creditors
                          Bob Mendes
                          David Lemke
                          Steven Riley

                      57-U.S. Bankruptcy Court, M.D. Tenn.